Exhibit 10.1
Dated as of December 31, 2005
Arch Coal, Inc.
and
Magnum Coal Company

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE I Definitions; Interpretation; Schedules	2
1.1 Definitions	2
1.2 Interpretation	14
1.3 Schedules and Exhibits	15
ARTICLE II Purchase and Sale; Funding of VEBAs	15
2.1 Purchase and Sale of Arch Equity Interests	15
2.2 Funding of VEBAs	15
ARTICLE III Purchase Price	15
3.1 Purchase Price	15
3.2 Working Capital Adjustment	16
ARTICLE IV Representations and Warranties; Limitations	17
4.1 Company Representations	17
4.2 Arch Representations	19
4.3 Waiver of Known Breaches	45
ARTICLE V Closing Conditions	46
5.1 Closing	46
5.2 General Conditions	47
5.3 Conditions of Obligations of Company	47
5.4 Conditions of Obligations of Arch	49
ARTICLE VI Covenants	51
6.1 Covenants of All Parties	51
6.2 Covenants of Arch	52
6.3 Covenants of the Company	59
ARTICLE VII Non-solicitation of Employees	61
ARTICLE VIII Arch Guarantees	62
8.1 Arch Guarantees	62
ARTICLE IX Costs and Expenses	62
9.1 Costs and Expenses	62
ARTICLE X Further Assurances; Termination; Indemnification	63
10.1 Further Assurances	63
10.2 Termination	63
10.3 Indemnification	64
10.4 Survival	68
ARTICLE XI Miscellaneous	68
11.1 Consents; Restriction on Assignment	68
11.2 Tax Matters	69
11.3 Grant of License	70
11.4 Assignment; Successors and Assigns	71
11.5 No Third Party Rights	71
11.6 Counterparts	71
11.7 Governing Law	71
11.8 Submission to Jurisdiction	71
11.9 Waiver of Jury Trial	72
11.10 Severability	72

i

11.11 Amendment or Modification	72
11.12 Integration	73
11.13 Notices	73
11.14 No Consequential Damages	74
11.15 Payments	74
Schedules
                    The following schedules are attached hereto:
                    Accounting Policies
                               Schedule 1.1(a)
                     Apogee Properties
                              Schedule 1.1(b)
                     Catenary Properties
                               Schedule 1.1(c)
                     Form Statement
                               Schedule 1.1(d)
                     Hobet Properties
                               Schedule 1.1(e)
                     Arch Individuals with Knowledge
                               Schedule 1.1(f)
                     Material Books and Records
                               Schedule 1.1(g)
                     Robin Properties
                               Schedule 1.1(h)
                     TC Sales Agreements
                               Schedule 1.1(i)
                     Company Governmental Approvals and Consents
                               Schedule 4.1(d)
                     Capacity; Organization
                               Schedule 4.2.1(c)
                     Coal Mining Interests and Real Property
                               Schedule 4.2.4(a)
                               Schedule 4.2.4(b)

                               Schedule 4.2.4(c)(1)
                               Schedule 4.2.4(c)(2)
                               Schedule 4.2.4(e)
                               Schedule 4.2.4(f)
                     No Conflicts/Consents
                               Schedule 4.2.5(b)
                               Schedule 4.2.5(c)
                     Governmental Approvals and Filings
                               Schedule 4.2.6
                     Absence of Changes
                               Schedule 4.2.9
                     Undisclosed Liabilities
                               Schedule 4.2.10
                     Taxes
                               Schedule 4.2.11
                     Legal Proceedings
                               Schedule 4.2.12(a)
                               Schedule 4.2.12(b)
                     Compliance with Laws
                               Schedule 4.2.13
                     Benefits Plans; ERISA
                               Schedule 4.2.14(a)(i)
                               Schedule 4.2.14(a)(ii)
                               Schedule 4.2.14(a)(iii)
                               Schedule 4.2.14(b)
                               Schedule 4.2.14(g)
                               Schedule 4.2.14(h)
                               Schedule 4.2.14(j)
                               Schedule 4.2.14(k)
                               Schedule 4.2.14(m)
                               Schedule 4.2.14(n)
                               Schedule 4.2.14(o)
                     Tangible Personal Property
                               Schedule 4.2.16(a)(1)
                               Schedule 4.2.16(a)(2)
                               Schedule 4.2.16(a)(3)

                     Contracts
                               Schedule 4.2.18(a)
                               Schedule 4.2.18(b)
                     Licenses
                               Schedule 4.2.19(1)
                               Schedule 4.2.19(2)
                     Insurance
                               Schedule 4.2.20(1)
                     Affiliate Transactions
                               Schedule 4.2.21(1)
                               Schedule 4.2.21(2)
                               Schedule 4.2.21(3)
                     Employees; Labor Relations
                               Schedule 4.2.22
                     Environmental Matters
                               Schedule 4.2.23
                     Substantial Customers and Suppliers
                               Schedule 4.2.24(a)
                               Schedule 4.2.24(b)(1)
                               Schedule 4.2.24(b)(2)
                               Schedule 4.2.24(b)(3)
                     Bank and Brokerage Accounts
                               Schedule 4.2.25
                     Directors and Officers; Powers of Attorney
                               Schedule 4.2.26(1)
                               Schedule 4.2.26(2)
                     Accounts Receivable
                               Schedule 4.2.27
                     Reclamation Bonds
                               Schedule 4.2.31(1)
                               Schedule 4.2.31(2)
                     Sufficiency of Assets
                               Schedule 4.2.33

                     Arch Consents
                               Schedule 5.3
                     Carryover Tonnage
                               Schedule 6.2(p)
                     Miscellaneous Bonds
                               Schedule 8.1(a)
                     Indemnification
                               Schedule 10.3(d)
                     Outstanding Tax Claims relating to Arch Companies
                               Schedule 11.2(c)
Exhibits
The following Exhibits are attached hereto:
                     Exhibit A — Apogee Properties
                     Exhibit B — Blue Creek Lease Agreement (Lease and Memo of Lease)
                     Exhibit C — Blue Creek Option to Purchase
                     Exhibit D — Catenary Properties
                     Exhibit E — Hobet Properties
                     Exhibit F — Master Coal Sales and Services Agreement
                     Exhibit G — Permit Assignment and Assumption Agreements
                     Exhibit H — Transition Services Agreement

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into on this 31st day of December, 2005, by and between Arch Coal, Inc., a Delaware corporation (“Arch”) and Magnum Coal Company, a Delaware corporation (the “Company”) (each, individually, a “Party,” together, the “Parties”).
RECITALS
WHEREAS, Arch, the Company, ArcLight Energy Partners Fund I, L.P. (“ArcLight”) and Tim Elliott (collectively, the “MCA Parties”) entered into a Master Contribution Agreement (“Master Contribution Agreement”) dated as of October 7, 2005 pursuant to which Arch, Tim Elliott and ArcLight were going to contribute certain assets to the Company.
WHEREAS, the MCA Parties have entered into an agreement dated December 30, 2005 pursuant to which the MCA Parties have consented to the Company and Arch entering into this Agreement and which provides for the termination of the MCA Parties’ rights under the Master Contribution Agreement upon the Closing (as defined below) of the transactions contemplated under this Agreement;
WHEREAS, the Company desires to purchase certain assets from Arch and Arch desires to sell certain assets to the Company;
WHEREAS, in furtherance of accomplishing the objectives and purposes set forth in the preceding recital, except as otherwise expressly provided for herein, the following actions will be taken on or prior to the Closing Date (together with all related actions, the “Arch Reorganization Transactions”):
1.	Arch will form Robin Land (as defined below), to which Arch will cause to be contributed the Robin Properties (as defined below) in exchange for all the membership interests in Robin Land.

2.	Arch will form TC Sales (as defined below), to which Arch will cause to be assigned the TC Sales Agreements (as defined below) in exchange for all the membership interests in TC Sales.

3.	Arch will form each of the Arch Holding Companies (as defined below) as parents of each of Apogee Coal Company, Catenary Coal Company, and Hobet Mining, Inc., respectively.

4.	Arch will cause Catenary Coal Company to convert to Catenary Coal Company, LLC.

5.	Arch will cause Apogee Coal Company to convert to Apogee Coal Company, LLC.

6.	Arch will cause Hobet Mining, Inc. to convert to Hobet Mining, LLC.

7.	Arch will cause Hobet Mining, Inc. and Apogee Coal Company, Inc. to establish a Voluntary Employee Beneficiary Association pursuant to Section 501(c)(9) of the Code (as defined below) (“VEBA”) for each of Hobet Mining, Inc. (the “Hobet VEBA”) and Apogee Coal Company, Inc. (the “Apogee VEBA”), respectively.
NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement undertake and agree as follows:
ARTICLE I
Definitions; Interpretation; Schedules
     1.1 Definitions.
          The following capitalized terms have the meanings given below:
          “A.T. Massey Coal Company Case” means the case of A.T. Massey Coal Company, et al. v. JO ANNE B. BARNHART, COMMISSIONER OF SOCIAL SECURITY, et al., pending in the USDC, D. Maryland., Civil No.: RDB 03-3389.
          “Accountant” has the meaning assigned to such term in Section 3.2(c).
          “Accounting Policies” means those policies set forth on Schedule 1.1(a) attached hereto.
          “Accounting Records” has the meaning assigned to such term in Section 3.2(a).
          “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.
          “Actual Closing Working Capital Statement” has the meaning assigned to such term in Section 3.2(a).
          “Adjusted Closing Working Capital” has the meaning assigned to such term in Section 3.2(a).
          “Adjusted Closing Working Capital Statement” has the meaning assigned to such term in Section 3.2(a).
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified (and for this purpose, the term “control” means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms “controlling” and “controlled” have meanings correlative to the foregoing).

          “Agreement” has the meaning assigned to such term in the preamble.
          “Allegheny” means Allegheny Land Company, a Delaware corporation.
          “Ancillary Documents” means the Transition Services Agreement, the Blue Creek Lease and Option Agreement, the Master Coal Sales and Services Agreement and the Conveying Documents.
          “Apogee” means Apogee Coal Company, LLC, a Delaware limited liability company and its predecessor, Apogee Coal Company, a Delaware corporation.
          “Apogee Properties” means the properties identified as being owned, leased or subleased by any Arch Company on the maps attached hereto as Exhibit A and the facilities located thereon and the equipment the book value of which is in excess of $100,000 identified as being owned, leased or subleased by Apogee on Schedule 1.1(b).
          “Apogee VEBA” has the meaning assigned to such term in the preamble.
          “Arch” has the meaning assigned to such term in the preamble.
          “Arch Benefit Plan” has the meaning assigned to such term in Section 4.2.14.
          “Arch Coal Sales” means Arch Coal Sales Company, Inc., a Delaware corporation.
          “Arch Companies” means Catenary, Hobet, Apogee, Robin Land and TC Sales.
          “Arch Companies Plans” has the meaning assigned to such term in Section 4.2.14(a).
          “Arch Companies Plans Employees” has the meaning assigned to such term in Section 4.2.14(a).
          “Arch Credit Agreement” means the credit agreement between Arch, PNC Bank, National Association, as administrative agent, Citicorp USA, Inc., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and Fleet National Bank as documentation agent and various lenders, dated December 22, 2004 in relation to a $700 million revolving credit facility.
          “Arch Equity Interests” means 100% of the membership interests of each of Robin Land, TC Sales, Catenary, Apogee and Hobet.
          “Arch ERISA Entities” has the meaning assigned to such term in Section 4.2.14.
          “Arch Guarantees” has the meaning assigned to such term in Section 8.1.
          “Arch Holding Companies” means each of the holding companies that will be formed prior to the Closing as parent companies of Apogee Coal Company, Catenary Coal

Company, and Hobet Mining, Inc., each of which will be a Delaware corporation and a direct or indirect wholly-owned Subsidiary of Arch.
          “Arch Material Adverse Effect” means a material adverse effect on the performance, operations, business, property, assets, liabilities, or condition (financial or otherwise) of the Arch Companies taken as a whole; provided that the term “Arch Material Adverse Effect” shall exclude any effect (a) resulting from changes in general United States economic and political conditions (including changes in commodity prices, interest rates and/or currency exchange rates), or applicable Law and generally accepted accounting principles that do not disproportionately affect the Arch Companies, or (b) resulting from changes affecting companies in the United States coal mining industry generally, in each case, that do not disproportionately affect the Arch Companies.
          “Arch Mine Properties” means the mines located on the Apogee Properties, the Catenary Properties and the Hobet Properties.
          “Arch Plans” has the meaning assigned to such term in Section 4.2.14(a).
          “Arch Reorganization Transactions” has the meaning assigned to such term in the preamble to this Agreement.
          “Arch Taxes” has the meaning assigned to such term in Section 11.2.
          “Arch Unaudited Financial Statements” has the meaning assigned to such term set forth in Section 4.2.8 (b).
          “Arch VEBA Contributions” means the aggregate contributions made by Hobet Mining, Inc. and Apogee Coal Company, or their successor entities, to the Hobet VEBA and the Apogee VEBA, respectively.
          “ArcLight” has the meaning assigned to such term in the preamble.
          “Ark Land” means Ark Land Company, a Delaware corporation.
          “Assets and Properties” of any Person, means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, owned, leased or subleased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, Licenses, real estate, equipment, inventory, goods and Intellectual Property.
          “Audited Financial Statement Date” means, as to any Person, the last day of the most recent fiscal year of such for which audited financial statements are delivered pursuant to this Agreement.
          “Basket” has the meaning assigned to it in Section 10.3(a).

          “Benefits Covered Employee” means any former employee of one of Arch of Kentucky, Arch of Alabama, Sharples Coal Company, Zapata Coal Company, Arch of Illinois, Arch on the Green, Old Hickory Coal Company or Dal-Tex Coal Company who (1) by virtue of their employment by one of the foregoing entities under the NBCWA or its predecessor agreements is, or becomes entitled to receive retiree medical benefits (“Union Employees”), or (2) is a former salaried employee of one of the foregoing entities who is currently receiving retiree medical benefits by virtue of that employment.
          “Blue Creek Lease” means the Lease Agreement and Option to Purchase to be entered into between Ark Land and Robin Land, in substantially the forms attached as Exhibits B and C.
          “Books and Records” means, with respect to each Arch Company, all files, documents, instruments, papers, books and records pertaining thereto, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, personnel records, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.
          “Cap” has the meaning assigned to it in Section 10.3(a).
          “Capital Lease” means, as applied to any Person, any lease of property, whether real, personal or mixed by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash Balance” has the meaning assigned to such term in Section 6.2(j).
          “Catenary” means Catenary Coal Company, LLC, a Delaware limited liability company and its predecessor, Catenary Coal Company, a Delaware corporation.
          “Catenary Properties” means the properties identified as being owned, leased or subleased by any Arch Company on the maps attached hereto as Exhibit D and the facilities located thereon and the equipment the book value of which is in excess of $100,000 identified as being owned, leased or subleased by Catenary on Schedule 1.1(c).
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.
          “CERCLIS” means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. §300.5.
          “Change in Control” has the meaning assigned to such term in Section 11.3.
          “Closing” has the meaning assigned to such term in Section 5.1.
          “Closing Date” means December 31, 2005.

          “Closing Date Balance Sheet ” has the meaning assigned to such term in Section 3.2(a).
          “Closing VEBA Contribution” means an amount equal to $15,000,000 less the Initial Cash Payment.
          “Closing Working Capital” shall mean an amount equal to Current Assets less Current Liabilities of the Arch Companies on a consolidated basis.
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§9701, et seq.
          “Coal Act Benefits” means any and all liabilities of the Company and/or its Affiliates with respect to the Benefits Covered Employees under the Coal Act.
          “Coal Sales Agreements” mean the Coal Sales Agreement between Infinity Coal Sales, LLC as agent for the Company and Arch Coal Sales Company, Inc. dated January 1, 2006 with respect to low ash and the Coal Sales Agreement between Infinity Coal Sales, LLC as agent for the Company and Arch Coal Sales Company, Inc. dated January 1, 2006 with respect to high ash.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Common Stock” has the meaning assigned to such term in Section 4.1.
          “Company” has the meaning assigned to such term in the preamble.
          “Company Material Adverse Effect” means a material adverse effect on the performance, operations, business, property, assets, liabilities, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided that the term “Company Material Adverse Effect” shall exclude any effect (a) resulting from changes in general United States economic and political conditions (including changes in commodity prices, interest rates and/or currency exchange rates), or applicable Law and generally accepted accounting principles that do not disproportionately affect the Company and its Subsidiaries, or (b) resulting from changes affecting companies in the United States coal mining industry generally, in each case, that do not disproportionately affect the Company and its Subsidiaries.
          “Confidentiality Agreement” means the Agreement of Confidentiality entered into on the 30th day of November, 2005 by and between Arch and the Company.
          “Contract” means any agreement, lease, sublease, license, deed of trust, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).
          “Conveying Documents” means every deed, bill of sale, security or other conveyance document executed in connection with the transactions contemplated by this Agreement.

          “Covered Employee” has the meaning assigned to such term in Section 6.3.
          “Current Assets” shall mean those items set forth as current assets on the Form Statement under the heading ”Current Assets.”
          “Current Liabilities” shall mean those items set forth as current liabilities on the Form Statement under the heading “Current Liabilities.”
          “Damages” has the meaning assigned to such term in Section 10.3.
          “Effective Time” shall mean 11:59 p.m. EST on the Closing Date.
          “Employee Benefits” means the Coal Act Benefits and the Workers’ Compensation Benefits.
          “Environmental Claim” means, with respect to any Person, any written notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment (including Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute)) or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “ERISA Affiliate” means each member of a controlled group (as defined in ERISA Section 4001(a)(14)(A)) of which an entity is a member and which is under common control (within the meaning of ERISA Section 4001(a)(14)(B) and the regulations thereunder) with such entity.

          “Execution Date” means the date by which the last party hereto has executed this Agreement.
          “Executive Officer” means, as to any Person, any authorized officer of such Person.
          “FAS 106 Benefits” means those post-retirement medical benefits which are required to be reflected on the balance sheet of a Person pursuant to Financial Accounting Standard 106.
          “Form Statement” means the form Working Capital Statement attached hereto as Schedule 1.1(d).
          “GAAP” means generally accepted accounting principles in effect in the United States from time to time including, where appropriate, generally accepted auditing standards, including, without limitation, the pronouncements and interpretations of appropriate accountancy administrative bodies, applied on a consistent basis both as to classification of item and amounts.
          “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
          “Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.
          “Hobet ” means Hobet Mining, LLC, a West Virginia limited liability company and its predecessor, Hobet Mining, Inc. a West Virginia corporation.
          “Hobet Properties” means the properties identified as being owned, leased or subleased by any Arch Company on the maps attached hereto as Exhibit E and the facilities located thereon and the equipment the book value of which is in excess of $100,000 identified as being owned, leased or subleased by Hobet on Schedule 1.1(e)
          “Hobet VEBA” has the meaning assigned to that term in the preamble.
          “HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

          “Incentive Compensation Accrual” has the meaning assigned to that term in Section 3.1(a).
          “Incentive Compensation Amount” has the meaning assigned to that term in Section 3.1(b).
          “Income Taxes” means any Taxes imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty or additions thereto.
          “Indebtedness” means and includes, as to any Person, without duplication, (a) obligations for borrowed money which has been incurred in connection with the acquisition of property or assets or for the deferred payment of the cost of construction or improvement thereof or for the deferred purchase price of property (other than current accounts payable), (b) obligations secured by a Lien or other charge upon property or assets of such Person, (c) obligations for the deferred purchase price of property created or arising under any conditional sale or other title retention agreement with respect to property acquired notwithstanding the fact that the rights and remedies of the seller, bank or lessor under such agreement in the event of default are limited to repossession or sale of the property (d) obligations (other than obligations under any lease which is not a Capital Lease in accordance with GAAP and obligations in an amount equal to the demand component of any contract providing for usual and customary, utility services, including gas, water, electricity and wastewater treatment services) to purchase any property or services made regardless of whether such property is delivered or such services are performed, except that no obligation shall constitute Indebtedness solely because the contract provides for liquidated damages or reimbursement of expenses following cancellation, (e) all Indebtedness of any other Person guaranteed by such Person, (f) all Capital Leases entered into or assumed, (g) obligations in respect of letters of credit but, only to the extent that, the letter of credit does not support an obligation already included in Indebtedness or which would constitute a current account payable of such Person, (h) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property) and (i) all obligations in respect of any hedging agreement.
          “Indemnified Party” has the meaning assigned to such term in Section 10.3 (i).
          “Indemnifying Party” has the meaning assigned to such term in Section 10.3(h).
          “Initial Cash Payment” has the meaning assigned to such term in Section 3.1(a).
          “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          “Investment Assets” means, as to any Person, all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by such Person and issued by any Person other than such Person (other than trade receivables generated in the ordinary course of business of such Person).
          “Knowledge” or “Known” means as to Arch, the actual knowledge of any of the individuals listed on Schedule 1.1(f) and what such individual would reasonably be expected to have known after reasonable inquiry within the scope of such individual’s job responsibilities.
          “Land Management Software” means the proprietary software systems developed by Arch and known as Land Management System (LMS), Real Property System, and various Microsoft Excel models which are used by Arch to manage and track its leased and owned properties, including without limitation, to compute production royalties, minimum royalties, and wheelage charges, as well as existing programs which permit interfacing with Ellipse. The Land Management Software includes, where applicable and available, source code, executable code, data base structures, and any documentation, in each case, in such form as is, and to the extent it is, existing as of the date hereof. For clarification, the Land Management Software does not include FoxPro, Microsoft Access, or Microsoft Excel.
          “LTD Individuals” has the meaning assigned to such term in Section 4.2.14(s).
          “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a Governmental or Regulatory Authority.
          “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).
          “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.
          “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.
          “Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest (at the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City plus one percent from the date the Loss occurred through the date of payment in full thereof), court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).
          “MCA Parties” has the meaning assigned to such term in the preamble.

          “Master Coal Sales and Services Agreement” means the Master Coal Sales and Services Agreement to be entered into between Arch Coal Sales and TC Sales, in substantially the form attached hereto as Exhibit F.
          “Master Contribution Agreement” has the meaning assigned to such term in the preamble.
          “Material Books and Records” means the Books and Records identified on Schedule 1.1(g).
          “Mine Properties” means the Arch Mine Properties.
          “Miscellaneous Bonds” has the meaning assigned to it in Section 8.1(a).
          “Multiemployer Plan” means multiemployer pension or benefit plans within the meaning of Section 3(37) of ERISA or Sections 9702(a)(3)(C) or 9712(a)(2)(C) of the Code.
          “NBCWA” means the National Bituminous Coal Wage Agreement of 2002, any amendments thereto, and all documents incorporated by reference therein.
          “NPL” means the National Priorities List under CERCLA.
          “Notice of Dispute” has the meaning assigned to such term in Section 3.2(c).
          “Option” means with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any membership interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any membership interests of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of membership interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any membership interests of such Person are voted.
          “Order” means any writ, judgment, decree, cessation order, notice of violation requiring steps to abate a violation, injunction or similar order of any Governmental or Regulatory Authority.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Party” or “Parties” have the meaning assigned to such terms in the preamble.
          “Permit Assignment and Assumption Agreements” means one or more Permit Assignment and Assumption Agreements in substantially the form of Exhibit G.
          “Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) pledges and deposits made in the ordinary course of business in connection with workman’s compensation, unemployment insurance and social security benefits, (c) deposits made in the ordinary course of business securing the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds and other obligations of like nature incurred as or incidental to and in the ordinary course of business, (d) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (e) any imperfection of title or similar Lien, (f) any terms and conditions included in any Contracts relating to the applicable Assets and Properties, (g) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business or which are necessary or desirable in connection with the business or the development thereof and (h) any Lien that would be apparent from a physical inspection of the applicable Assets and Properties; provided (i) that the term “Permitted Lien” shall not include any Lien securing Indebtedness and (ii) in the case of Liens described in clauses (e), (f), (g) and (h) above, such Liens individually or in the aggregate with other such Liens do not materially impair the value of the Assets and Properties subject to such Lien or the use of such Assets and Properties in the conduct of the business of any of the Arch Companies.
          “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
          “Plan” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, sick pay, workmen’s compensation or other insurance, severance, separation, fringe benefit or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
          “Purchase Price” has the meaning assigned to such term in Section 3.1(a).
          “Reclamation Bonds” means all cash (or cash equivalent), letters of credit and surety bonds posted by or for the benefit of any of the Arch Companies to secure the performance of their respective reclamation or other obligations pursuant to, in connection with or as a condition of the licenses held by any of them, as set forth on Schedule 4.2.31(1).
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
          “Retention Agreements” means the retention agreements relating to those employees of Hobet, Apogee and Catenary, a list of whom has been previously provided to the Company by Arch, that remain employees immediately after giving effect to the Closing and under which the aggregate liability to all such employees does not exceed $2,197,871.

          “Retirement Account Plan” has the meaning assigned to such term in Section 4.2.14(t).
          “Robin Land” means Robin Land Company, LLC, a Delaware limited liability company that will be formed prior to Closing.
          “Robin Properties” means those properties described on Schedule 1.1(h).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Specified Arch Affiliates” means Ark Land, Allegheny, Arch Coal Sales and the Arch Holding Companies.
          “Subsidiary” means, with respect to any Person (the “Parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” includes direct and indirect Subsidiaries.
          “Tax Benefit” has the meaning assigned to such term set forth in Section 11.2(e).
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
          “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign law or Governmental or Regulatory Authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions to tax (whether or not disputed) attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.
          “TC Sales” means TC Sales Company, LLC, a Delaware limited liability company that will be formed prior to Closing.

          “TC Sales Agreements” means those agreements described on Schedule 1.1(i).
          “Transition Services Agreement means the Transition Services Agreement to be entered into between Arch and the Company in substantially the form attached hereto as Exhibit H.
          “Unaudited Financial Statement Date” means, as to any Person, June 30, 2005.
          “Underlying Assets” means, as to the Arch Equity Interests, the Assets and Properties of each of the Arch Companies.
          “Union Employees” has the meaning assigned to such term in the definition of Benefits Covered Employees.
          “Warranty Breach” has the meaning assigned to such term in Section 10.3.
          “Weir” means Weir International Mining Consultants, Inc.
          “Workers’ Compensation Benefits” has the meaning assigned to such term in Section 10.3(h).
     1.2 Interpretation.
          In this Agreement:
     (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;
     (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
     (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
     (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
     (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as, from time to time, amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein);
     (f) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;
     (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

     (h) all references herein to Sections and Schedules shall be construed to refer to sections of, and Schedules to, this Agreement unless otherwise indicated; and
     (i) the headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
     1.3 Schedules and Exhibits.
          The Schedules and Exhibits listed in the Table of Contents are attached hereto. Each of such Schedules and Exhibits constitutes an integral part of this Agreement and is incorporated by reference herein and any reference to this “Agreement” shall include such Schedules and Exhibits.
ARTICLE II
Purchase and Sale; Funding of VEBAs
     2.1 Purchase and Sale of Arch Equity Interests.
          Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Arch agrees to sell, convey, transfer or deliver (or cause the sale, transfer, conveyance or delivery) to the Company, free and clear of all Liens, all of its or their respective right, title and interest in, to and under the Arch Equity Interests and the Company hereby agrees to purchase and accept such Arch Equity Interests and rights relating thereto.
     2.2 Funding of VEBAs.
          Arch shall or shall cause each of Apogee and Hobet to, contribute $7,500,000 to each of the Apogee VEBA and the Hobet VEBA, respectively, for the purpose of paying certain FAS 106 Benefits to the those Benefits Covered Employees who are Union Employees, in accordance with the applicable Trust Agreements with PNC Bank, N.A. The funding of the Arch VEBA Contributions shall be done in accordance with Section 5.1.
ARTICLE III
Purchase Price
     3.1 Purchase Price.
          (a) The purchase price (“Purchase Price”) that the Company shall pay to Arch and/or the Arch Holding Companies, as directed by Arch, for all the Arch Equity Interests and the other rights of the Company hereunder shall be an amount (the “Initial Cash Payment”) equal to $15,000,000 less (i) an amount equal to $2,256,000 which represents the aggregate amount of accrued payroll for the Arch Companies through December 31, 2005 for the payroll to be paid on January 4, 2006 and (ii) $680,000 (the “Incentive Compensation Accrual”), as adjusted pursuant to Section 3.1(b), if applicable, Section 3.2, and Section 6.3(d) if applicable, below.
          (b) Within 90 days of the Closing Date, Arch shall calculate the amount of incentive compensation that would have been payable (the “Incentive Compensation Amount”) under the Arch annual incentive compensation plan, based upon the performance parameters approved by the Board of Directors of Arch for the 2005 plan year. In the event the Incentive Compensation Amount is in excess of $680,000, Arch shall pay such excess amount to the Company and the Purchase Price shall be decreased accordingly. Any such excess amount shall be paid in immediately available funds within five (5) business days of the determination of the Incentive Compensation Amount.
     3.2 Working Capital Adjustment.
          (a) Within 60 calendar days after the Closing, Arch shall prepare and deliver to the Company (i) an audited balance sheet as of the Effective Time (the “Closing Date Balance Sheet”), (ii) a calculation of Closing Working Capital as of the Effective Time (the “Actual Closing Working Capital Statement”), and (iii) a calculation of the Closing Working Capital as reflected in the Actual Working Capital Statement, adjusted in accordance with Section 3.2(b) (the “Adjusted Closing Working Capital Statement”). The Adjusted Closing Working Capital Statement shall reflect the Closing Working Capital as adjusted in accordance with Section 3.2(b) (the “Adjusted Closing Working Capital”). The Closing Date Balance Sheet and the Actual Closing Working Capital Statement shall be prepared in accordance with GAAP in a manner consistent with the Accounting Policies and shall be calculated using the same line items as those set forth in the Form Statement. To the extent GAAP or the provisions of Section 3.2(a) or Section 3.2(b) permit alternate treatments of any item, the particular treatment used for purposes of this Section 3.2 shall be that used in the preparation of the unaudited balance sheet prepared by Ernst & Young LLP in connection with the financial statements titled “Arch Coal, Inc. Contributed Properties Financial Statements dated June 30, 2005” (including the Accounting Policies).
          (b) The Adjusted Working Capital shall mean the Closing Working Capital reflected on the Actual Closing Working Capital Statement, adjusted as follows: increased by (i) all amounts paid by Arch on or prior to the Closing Date as advance royalties due in January 2006 and payable to Dingess Rum, ACIN or Kelly Hatfield, (ii) all current medical and other benefits claims that are incurred but not recorded, and (iii) all accrued incentive compensation amounts, and decreased by net pension assets. For clarification, the Cash Balance provided for in Section 6.2(d)(j) shall not be factored into the calculation of Adjusted Working Capital in any way.
          (c) The Company shall have access to and the right to copy such books and records, including Arch’s accountants work papers and files, as the Company deems reasonably necessary to confirm the Closing Date Balance Sheet, and the calculation of the Adjusted Closing Working Capital (collectively such books and records referred to as the “Accounting Records”).
          (d) If the Company disputes any amounts reflected on the Closing Date Balance Sheet, the Closing Working Capital Statement or the Adjusted Closing Working Capital Statement as delivered by Arch, the Company shall so notify Arch in writing (“Notice of Dispute”) not more than 60 calendar days after the date which is the later of the date that the Company receives the Closing Date Balance Sheet, the Closing Working Capital Statement, the

Adjusted Closing Working Capital Statement and/or the Accounting Records, specifying in reasonable detail any points of disagreement. If the Company fails to deliver a Notice of Dispute within such 60-day period, the Company shall be deemed to have accepted the Closing Working Capital Statement and the Adjusted Closing Working Capital Statement. Upon receipt of the Notice of Dispute, Arch shall promptly consult with the Company with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Arch and the Company within 30 calendar days after Arch receives the Notice of Dispute, they shall refer the dispute to PricewaterhouseCoopers LLP (“Accountant”) as an arbitrator to finally determine, as soon as practical, and in any event within 30 calendar days after such reference, all points of disagreement with respect to the Closing Working Capital Statement and the Adjusted Closing Working Capital Statement. For purposes of such arbitration, each of Arch and the Company shall submit a proposed Closing Working Capital Statement and Adjusted Closing Working Capital Statement. The Accountant shall apply the accounting and other principles set forth in this Section 3.2 and shall otherwise conduct the arbitration under such procedures as Arch and the Company may agree or, failing such agreement, under the Commercial Rules of the American Arbitration Association then prevailing. The fees and expenses of the Accountant pursuant to this Section 3.2(c) shall be borne 50% by Arch and 50% by the Company. Each Party shall be solely responsible for any fees and disbursements of its independent auditors and attorneys in connection with this Section 3.2. All determinations by the Accountant shall be final, conclusive and binding with respect to the Closing Working Capital Statement and Adjusted Closing Working Capital Statement.
          (d) Based on the Adjusted Closing Working Capital Statement as finally determined under this Section 3.2, if the Adjusted Closing Working Capital is greater than $10,465,000, the Purchase Price shall be increased on a dollar for dollar basis and the amount of the difference shall be paid by the Company to Arch and/or the Arch Holding Companies, as designated by Arch, by wire transfer within two (2) business days of the final determination of the Closing Working Capital. In the event the Adjusted Closing Working Capital as finally determined under this Section 3.2 is less than $10,465,000 the Purchase Price shall be decreased on a dollar for dollar basis and the amount of the difference shall be paid by Arch to the Company by wire transfer within two (2) business days of the final determination of the Closing Working Capital.
ARTICLE IV
Representations and Warranties; Limitations
     4.1 Company Representations.
          The Company represents and warrants to Arch:
     (a) The Company is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware. The Company has full power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, as applicable and to consummate the transactions contemplated hereby and thereby, as applicable. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) The execution and delivery by the Company of this Agreement and any Ancillary Documents to which it is a party, and the performance by the Company of its obligations hereunder and thereunder, as applicable, have been duly and validly authorized and no other action on the part of the Company is necessary.
     (c) Each of this Agreement and each of the Ancillary Documents to which it is a party, has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
     (d) Except as set forth in Schedule 4.1(d), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or any other Person on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.
     (e) The execution and delivery by the Company of this Agreement and any Ancillary Documents to which it is a party do not, and the performance by it of its obligations under this Agreement and any Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, will not:
     (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;
     (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to it or its Assets and Properties to the extent that such conflict, violation or breach would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect; or
     (iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (C) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Lien upon the

Company or any of its Assets and Properties under, any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound, that in the case of clauses (A), (B) and (C) would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.
     4.2 Arch Representations.
          Arch represents and warrants to the Company:
     Capacity; Organization
4.2.1	(a) Arch is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. Arch has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, and (a) on the Execution Date, to perform its obligations hereunder and to consummate the transactions contemplated hereby other than those contemplated to occur on the Closing Date and (b) on the Closing Date, to perform its obligations hereunder and under each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby contemplated to occur on or prior to the Closing Date.
(b) On the Closing Date, each of the Arch Companies will be a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization.
(c) Except as set forth on Schedule 4.2.1(c), each of the Arch Companies is duly qualified to do business as a foreign limited liability company, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, have an Arch Material Adverse Effect. (i) On or prior to the Execution Date, Arch has delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Apogee, Hobet and Catenary as in effect on the date of execution of this Agreement and (ii) on or prior to the Closing Date, Arch will have delivered the certificate of formation and limited liability company agreement or similar agreement of each Arch Company as in effect on the Closing Date.
     Authority
4.2.2	(a) The execution and delivery by Arch of this Agreement and each of the Ancillary Documents to which it is or will be a party, and the performance by Arch of its obligations hereunder and thereunder, have been duly and validly authorized and no other action on the part of it is necessary.

(b) This Agreement has been, and at Closing, each of the Ancillary Documents to which it will be a party will have been, duly and validly executed and delivered by Arch, and upon the execution and delivery by Arch of each, this Agreement, and each of the Ancillary Documents to which it will be a party will constitute, a legal, valid and binding obligation of Arch, enforceable against Arch in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
     Membership Interests
4.2.3	The membership interests of each Arch Company is or at the time of the Closing will be duly authorized, validly issued and outstanding. Arch or the Arch Holding Companies owns or at the time of the Closing will own all right, title and interest in the membership interests in the Arch Companies, in each case beneficially and of record, free and clear of all Liens. Upon the delivery to the Company in the State of New York of a certificate or certificates at the Closing representing the membership interests comprising the Arch Equity Interests, such certificate or certificates either (a) indorsed to the Company or in blank by an effective indorsement or (b) registered in the name of the Company, Arch will transfer or cause to be transferred to the Company good and valid title thereto, free and clear of all Liens and, assuming the Company has no notice of any adverse claim with respect to the certificate or certificates, the Company will acquire such certificate or certificates (and the membership interests represented thereby) free of any adverse claims under Section 8-303 of the Uniform Commercial Code as in effect on the date thereof in the State of New York.
     Coal Mining Interests and Real Property
4.2.4	(a) At the time of Closing, one or more of the Arch Companies will have sole right, title and interest in leases or subleases or good and marketable title to fee simple ownership rights in all of the Apogee Properties, Catenary Properties and Hobet Properties to the extent identified on the maps referred to in the definitions of Apogee Properties, Catenary Properties and Hobet Properties, respectively, in each case free from any Liens, other than Permitted Liens, and other than Assets and Properties that are disposed of in compliance with Section 6.2(d)(ix). Attached hereto as Exhibits A, D and E are true and complete copies of the maps for each of the Apogee Properties, Catenary Properties and Hobet Properties. Schedule 4.2.4(a) contains a true and complete list of (i) each parcel of real property shown on such maps that will be owned by an Arch Company as of Closing, (ii) each parcel of real property shown on such maps that will be leased or subleased by one of the Arch Companies (as lessor or lessee or sublessor or sublessee) at the time of Closing, including the names of the relevant lessor and lessee or sublessor or sublessee, and the date of the lease or sublease and (iii) all Liens other than (A) Permitted Liens relating to or affecting any parcel of real property referred to in clause (i) or (ii) and (B) any leases or subleases listed under subsection (ii) of Schedule 4.2.4(a). Except for the real property leased to others referred to in clause (ii), at the time of Closing each Arch Company will be in possession of each parcel of real property that will be owned, leased or subleased by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. At the time of Closing, each Arch Company will have adequate rights of ingress and egress with respect to each such parcel and all buildings, structures, facilities, fixtures and other improvements thereon.
(b) Except as set forth in Schedule 4.2.4(b), at the time of Closing the ownership or leasehold rights described in paragraph (a) above will afford the Arch Companies the right to extract and sell coal from the Arch Mine Properties (with respect to leased or subleased property, as to coal covered by such leases or subleases) in a manner consistent with how the Arch Mine Properties are currently being operated and as they were operated during the period covered by the Arch Unaudited Financial Statements. As of Closing, the real property described in Schedule 4.2.4(a) includes all real estate ownership and leasehold rights necessary to fully pursue all mining and reclamation activities authorized under the Licenses currently held by the Arch Companies.
(c) Each lease or sublease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of an Arch Company and, to the Knowledge of Arch, of each other Person that is a party thereto (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)), and except as set forth in Schedule 4.2.4(c)(1), there is no, and none of Arch, any Arch Company or any of the Specified Arch Affiliates has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) or termination thereunder or in respect thereof. No Arch Company owes any brokerage commissions with respect to any such leased space. The amounts of prepaid royalties and rentals available for recoupment as of November 30, 2005 are listed by lease on Schedule 4.2.4(c)(2).
(d) Arch has delivered or made available to the Company prior to the execution of this Agreement true and complete copies in all material respects of (i) all deeds and similar documents, and all amendments thereof, with respect to the real property shown on Schedule 4.2.4(a)(i), and (ii) all leases and subleases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (d) with respect to the real property shown on Schedule 4.2.4(a)(ii).
(e) Except as disclosed in Schedule 4.2.4(e), no tenant or other party in possession of any of the real properties owned by the Arch Companies, has any right to purchase, or holds any right of first refusal to purchase, such properties.
(f) Except with respect to the real property leased to others set forth in subsection (ii) of Schedule 4.2.4(a), and except as disclosed in Schedule 4.2.4(f), the improvements on the real property identified in subsections (i) and (ii) of Schedule 4.2.4(a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of Arch, threatened against any of such real property or the improvements thereon.
     No Conflicts
4.2.5	The execution and delivery by Arch of this Agreement do not, and the performance by Arch of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:
(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Arch or any of the Arch Holding Companies;
(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.2.5(b), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Arch or any Arch Company or any of their respective Assets and Properties to the extent that such conflict, violation or breach would reasonably be expected, individually or in the aggregate, to result in an Arch Material Adverse Effect; or
(c) except as set forth on Schedule 4.2.5(c), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Arch or any Arch Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon any Arch Company or any of its Assets and Properties under, any material Contract to which an Arch Company is a party or by which any of their respective material Assets and Properties are bound, that in the case of clauses (i), (ii) and (iii) would reasonably be expected, individually or in the aggregate, to result in an Arch Material Adverse Effect.
     Governmental Approvals and Filings
4.2.6	Except as disclosed in Schedule 4.2.6, no consent, approval, authorization, order or action of, filing or registration with or notice under Law or with to any Governmental or Regulatory Authority or any other Person on the part of Arch or any Arch Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     Books and Records
4.2.7	(a) The Books and Records relating to the Arch Companies are complete and correct in all material respects and have been maintained in accordance with Law, sound business practices and applicable accounting rules.
(b) On the Closing Date, no Arch Company will have any of its Material Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Arch Company.
     Financial Statements
4.2.8	Prior to the execution of this Agreement, Arch has delivered to the Company complete copies of the following financial statements:
(a) the actual audited financial statements titled “Arch Coal Inc. Contributed Properties Financial Statements” for each of the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, together with a true and complete copy of the report on such audited information by Ernst & Young LLP, and
(b) the actual unaudited financial statements titled “Arch Coal, Inc. Contributed Properties Combined Financial Statements” for the nine month period ended (i) September 30, 2004 and (ii) September 30, 2005 (such financial statements in clause (ii) shall be referred to as the “Arch Unaudited Financial Statements”) prepared by Ernst & Young LLP; and

(c) the financial statements referenced in subsections (a) and (b) above (i) were prepared in accordance with GAAP, consistently applied (except as clearly set forth in the notes thereto); and (ii) fairly present, in all material respects, the financial condition, results of operations and cash flows, and changes in financial position of the Arch Companies as of the dates indicated and for the periods then ended (except, in the case of the unaudited financial statements, for normal year-end adjustments consistent with past practice and which are not, in the aggregate, material).
     Absence of Changes
4.2.9	Since the date of the Audited Financial Statement Date there has not been any Arch Material Adverse Effect. Without limiting the foregoing, except as disclosed in Schedule 4.2.9 and except for the execution and delivery of this Agreement and the Arch Reorganization Transactions, there has not occurred between the Unaudited Financial Statement Date and the Execution Date:
(a) (i) any increase of more than $5,000,000 (calculated on an annualized basis) in the aggregate salaries, wages or other compensation of officers, employees or consultants of the Arch Companies; (ii) any adoption, entering into or becoming bound by any Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law; or (iii) any entering into an agreement or making of a representation to employees of the Arch Companies or any request or demand by employees of the Arch Companies to provide future increases in benefit levels (or create new benefits) with respect to any Plan, under circumstances which make it reasonable to expect that such increases would be granted or such benefits created;
(b) any declaration, setting aside or payment of any dividend or other distribution in respect of the equity interests of any Arch Company, or any direct or indirect redemption, purchase or other acquisition by any Arch Company of any such equity interests or of any Option with respect to any Arch Company;
(c) any authorization, issuance, sale or other disposition by any Arch Company of any equity interests of or Option with respect to any Arch Company, or any modification or amendment of any right of any holder of any outstanding equity interests of or Option with respect to any Arch Company;
(d) (i) any incurrence by the Arch Companies of Indebtedness in an aggregate amount exceeding $8,000,000 (net of any amounts discharged during such period), or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any Arch Company under, any Indebtedness of or owing to any Arch Company;
(e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of any Arch Company in an aggregate amount exceeding $5,000,000;
(f) any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of any Arch Company, (ii) any method of calculating any bad debt, contingency or other reserve of any Arch Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of any Arch Company;
(g) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of any Arch Company in an aggregate amount exceeding $5,000,000 other than depreciation in the ordinary course of business of such Arch Company);
(h) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of any Arch Company, other than in the ordinary course of business consistent with past practice;
(i) any (i) amendment of the operating agreement of any Arch Company, (ii) recapitalization, reorganization, liquidation or dissolution of any Arch Company or (iii) merger or other business combination involving any Arch Company and any other Person;
(j) other than in the ordinary course of business consistent with past practice, any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract that is required to be disclosed in the Schedule 4.2.18(a) or (ii) any License held by any Arch Company;
(k) capital expenditures or commitments for additions to property, plant or equipment of the Arch Companies constituting capital assets in an aggregate amount exceeding $10,000,000;
(l) any commencement or termination by any Arch Company of any line of business;
(m) any transaction by any Arch Company with Arch, and officer, director or Affiliate (other than any Arch Company) of Arch (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s length basis;
(n) any transaction by any Arch Company involving (i) the sale, lease, transfer or other disposal of any of its Assets and Properties, except for inventory sold in the ordinary course of business, or (ii) the waiver or release of any right of substantial value;
(o) any change in the relations with any Arch Company’s employees, agents, customers or suppliers or with any Governmental or Regulatory Authority or any self-regulatory organizations that would be reasonably likely, individually or in the aggregate, to result in an Arch Material Adverse Effect;
(p) any institution, settlement or agreement to settle any Action or Proceeding involving any Arch Company or any of their respective Assets and Properties, business or operations outside of the ordinary course of business consistent with past practice;
(q) (i) any failure by any Arch Company to replenish its respective inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, (ii) any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the current market price or on terms more onerous than those usual and customary in the industry, or (iii) any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;
(r) any change in the banking or safe deposit arrangements of any Arch Company;
(s) any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or any material change in any Arch Company’s relations with such Arch Company’s employees, customers, agents or suppliers or with any Governmental or Regulatory Authority;
(t) any transfer or granting of rights under, or entering into any settlement regarding the breach or infringement of any License or Intellectual Property rights or modified any existing rights with respect thereto;
(u) additional contingent liabilities in an aggregate of $5,000,000 or more;
(v) additional bonding obligations in the aggregate of $5,000,000;

(w) any entering into of a Contract to do or engage in any of the foregoing after the Execution Date;
(x) any other transaction involving or development affecting any Arch Company outside the ordinary course of business consistent with past practice;
(y) any material change in the working capital balance of the Arch Companies in the aggregate; or
(z) any notice from Ernst & Young of (A) any material deficiencies in the design or operation of internal controls that could materially adversely affect the ability of Arch to record, process, summarize and report financial data, or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Arch.
     No Undisclosed Liabilities
4.2.10	To Arch’s Knowledge, except as reflected or reserved against in either the balance sheet included in the audited financial statements or the Arch Unaudited Financial Statements or in the notes thereto or as disclosed in Schedule 4.2.10, there are no Liabilities of any Arch Company required by GAAP to be reflected on its balance sheet, other than Liabilities (a) incurred in the ordinary course of business consistent with past practice and (b) which, in the aggregate, would not reasonably be expected to have an Arch Material Adverse Effect. As of the Closing, the Arch Companies will have been fully released from any and all Liabilities of any kind under or in respect of the Arch Credit Agreement, and none of the Assets and Properties of the Arch Companies will be subject to any Liens securing the Liabilities under the Arch Credit Agreement.
     Taxes
4.2.11	Except as disclosed in Schedule 4.2.11 (with paragraph references corresponding to those set forth below):
(a) Each Arch Company has filed all Tax Returns required to be filed by it, and it duly paid in full all Taxes owed by it (whether or not shown on such Tax Returns). All such Tax Returns were complete and correct in all material respects.
(b) Each Arch Company has complied in all material respects with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1446, 3121 and 3406 of the Code or similar provisions under any state or foreign laws), has withheld and timely and properly paid over to the relevant Governmental or Regulatory Authority all amounts required to be withheld under such laws, and has timely filed all Tax Returns with respect to such withholding.
(c) No election has been filed by or on behalf of any Arch Company to be treated as an association taxable as a corporation for federal income tax purposes (or any similar state, local or foreign tax purposes).
(d) No Arch Company is a party to or bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, or has any liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.
(e) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against any Arch Company or against any consolidated, combined or unitary tax group of which it is or has been a member.
(f) There are no Liens for Taxes (other than Permitted Liens) with respect to any of the Assets or Properties of any Arch Company.
     Legal Proceedings
4.2.12	(a) There are no Actions or Proceedings pending or, to the Knowledge of Arch, threatened against, or which directly involves, Arch or any Arch Company or any of their respective Assets and Properties, business or operations that (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, (ii) except as disclosed in Schedule 4.2.12, otherwise result in a diminution of $5,000,000 or more in the individual or aggregate value of the Assets and Properties of the Arch Companies, or (iii) if determined adversely to Arch or any Arch Company, could reasonably be expected to result in (A) any injunction or other equitable relief against any Arch Company that would interfere in any material respect with such Arch Company’s business or operations or (B) except as disclosed in Schedule 4.2.12, Losses by any Arch Company, individually or in the aggregate with Losses in respect of such Actions or Proceedings, exceeding $5,000,000.
(b) Except as set forth in Section 4.2.12(b), there are no Orders to which any Arch Company or any of the Assets or Properties owned or used by any Arch Company, is subject.
     Compliance With Laws
4.2.13	Except as disclosed in Schedule 4.2.13:

(a) each Arch Company is, and at all times since December 31, 2001 has been, in compliance with all existing Laws and Orders now or hereafter applicable to their Assets and Properties, business or operations in all material respects and none of Arch, any Arch Company or any of the Specified Arch Affiliates is or has at any time within the last four years been, or has received any notice that it is or has at any time within the last four years been, in violation of or in default under, in any material respect, any Law or Order applicable to any Arch Company or any of their respective Assets and Properties, business or operations;
(b) neither the ownership nor use of each Arch Company’s Assets and Properties nor the conduct of its business conflicts with any material right of any other Person or violates, or without the giving of notice or the passage of time, or both, will violate, conflict with, or result in a default under any Lien, License, Contract, Law or Order to which such Arch Company is a party or by which it may be bound or affected, except to the extent that such conflict or violation could not reasonably be expected, individually or in the aggregate with other conflicts or violations, to result in an Arch Material Adverse Effect, or any terms or provisions of such Arch Company’s limited liability company agreement or certificate of incorporation and bylaws, as the case may be, as presently in effect.
     Benefit Plans; ERISA
4.2.14	(a) Except for the Plans identified in Schedules 4.2.14(a)(i) and 4.2.14(a)(ii) (such plans being set forth on both schedules, hereafter referred to collectively as the “Arch Benefit Plans”), neither the Arch Companies, their predecessors nor their respective ERISA Affiliates (collectively, the “Arch ERISA Entities”) (i) currently sponsor, maintain or contribute to any Plan, and (ii) have at any time within four years prior to the Execution Date, sponsored, maintained or contributed to any employee pension benefit plan as defined in ERISA Section 3(2). Schedule 4.2.14(a)(i) sets forth those Plans that are currently sponsored, maintained or contributed to by Arch as well as those employee pension benefit plans (as defined in ERISA Section 3(2)) that have been sponsored, maintained or contributed to by Arch within the four years prior to the Execution Date (the “Arch Plans”). Schedule 4.2.14(a)(ii) sets forth those Plans that are currently sponsored, maintained, contributed to by or associated with one of the Arch Companies as well as those employee pension benefit plans (as defined in ERISA Section 3(2)) that have been sponsored, maintained or contributed to by one of the Arch Companies within the four years prior to the Execution Date (the “Arch Companies Plans”). The Arch Companies Plans cover only (i) the Covered Employees, (ii) the Benefits Covered Employees, and (iii) retired employees who retired from Hobet, Apogee or Catenary or one of their predecessor or parent entities (those persons included in subsections (i) through (iii) are collectively referred to herein as the “Arch Companies

Plans Employees”). Schedule 4.2.14(a)(iii) sets forth all Plans sponsored by one of the Arch Companies that provide any bonus payment to any Covered Employees.
(b) Arch has previously disclosed to the Company in writing a true and complete list of all employees and retirees of the Arch Companies or any of their predecessor entities who are receiving benefits under the Arch Benefit Plans as of July 27, 2005. Except as disclosed in Schedule 4.2.14(b) with regard to each of the Arch Benefit Plans other than Multiemployer Plans, insofar as any of the following may adversely affect the Arch Companies or the Company, (i) the Arch ERISA Entities have in all respects performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Arch Benefit Plans and Arch has no Knowledge of any default or violation by any of the parties to the Arch Benefit Plans; (ii) all reports and disclosures relating to the Arch Benefit Plans required to be filed with or furnished to governmental agencies, Arch Benefit Plan participants or Arch Benefit Plan beneficiaries have been filed or furnished in accordance with the applicable legal requirements in a timely manner and each Arch Benefit Plan has been administered in accordance with its governing document; (iii) each of the Arch Benefit Plans which is intended to be qualified under Section 401 of the Code is identified as such on Schedule 4.2.14(a) and each Arch Benefit Plan which is so identified satisfies the requirements of Section 401 of the Code, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status (or a request for such a determination has been timely filed with the Internal Revenue Service) and has not, since receiving the most recent favorable determination letter, been amended or, to the Knowledge of Arch, operated in a way which would adversely affect such qualified status; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Arch, threatened against any of the Arch Benefit Plans; (v) all contributions required to be made to the Arch Benefit Plans pursuant to their terms and provisions have been made; (vi) each of the Arch Benefit Plans which is subject to Title IV of ERISA is identified as such in Schedule 4.2.14(a) and with respect to each such Arch Benefit Plan, there has been no event or condition which represents the material risk of Arch Benefit Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate such plan has been given under Section 4041 of ERISA, the PBGC has not instituted any proceeding under Section 4042 of ERISA to terminate such Arch Benefit Plans, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code and no liability to the PBGC has been incurred (and to the extent this clause (vi) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is expressly made not only with respect to the Arch Benefit Plans currently maintained but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which contributions were made (or were required to be made) during the preceding four-year period); (vii) none of the Arch Benefit Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party in interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Arch Companies or the Company to a tax or penalty on prohibited transaction or party in interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA; (viii) none of the Arch Companies or the Specified Arch Affiliates have received any written notice of any matter pending (other than routine qualification determination filings) with respect to any of the Arch Benefit Plans before the Internal Revenue Service, the Department of Labor or the PBGC.
(c) The only Multiemployer Plans to which the Arch ERISA Entities contribute to or have contributed to during the last four calendar years (or is or have been obligated to contribute to) are: United Mine Workers of America 1974 Pension Plan; United Mine Workers of America 1950 Pension Plan; United Mine Workers of America 1993 Benefit Plan and Trust; United Mine Workers of America Combined Benefit Fund; and the United Mine Workers of America 1992 Benefit Plan. With respect to each such Multiemployer Plan: (i) no event has occurred that would give rise to any withdrawal liability on the part of the Arch ERISA Entities; (ii) none of Arch ERISA Entities (or their predecessors) has received any written notice that such Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become “insolvent” (within the meaning of Section 4241 of ERISA); (iii) none of the Arch ERISA Entities (or their predecessors) has received any written notice that a Multiemployer Plan is a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA and (iv) none of the Arch ERISA Entitles (or their predecessors) has received any written notice that the PBGC has instituted proceedings against the Multiemployer Plan.
(d) None of the Arch ERISA Entities has been notified of the assessment of, nor have the Arch ERISA Entities incurred, withdrawal liability under Subtitle E of Title IV of ERISA or termination liability under Subtitle D of Title IV of ERISA.
(e) The Arch ERISA Entities have complied in all material respects with the applicable requirements of Section 4980B of the Code, Sections 601-609 of ERISA, or any local Law of similar effect.

(f) None of the Arch Companies, their predecessors, or any related person to either within the meaning of Section 9701(c) of the Code has any current or past unpaid liability under Section 9704 or Section 9712 of the Code.
(g) Except as set forth in Schedule 4.2.14(g), neither the Arch Companies, their predecessors nor any related person to the Arch Companies or their predecessors within the meaning of Section 9701(c) of the Code currently have any liability for premiums or benefits under either Sections 9704, 9711 or 9712 of the Code.
(h) Except as set forth in Schedule 4.2.14(h), each of the Arch Benefit Plans is, and its administration and operation is and has been since inception, in all material respects in compliance with, and no Arch ERISA Entity has received any claim or notice that any such Arch Benefit Plan is not in compliance with, all applicable Laws or Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964, and the terms of such Arch Benefit Plan or any related trust agreement, insurance contract or other funding instrument. No event has occurred, and there exists no condition or set of circumstances in connection with any Arch Benefit Plan, under which the Company or any Arch Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA.
(i) Each Arch Benefit Plan that is intended to afford any benefit related to Taxes to any Arch Company or any other Person complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefit to such Arch Company or such Person. (A) As of the Execution Date, all contributions and other payments required to be made by Arch ERISA Entity or any other Person to any Arch Benefit Plan with respect to any period ending before or at or including the Execution Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor in accordance with GAAP; and (B) as of the Closing Date, all contributions and other payments required to be made by Arch ERISA Entity or any other Person to any Arch Benefit Plan with respect to any period ending before or at or including the Closing Date will have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor in accordance with GAAP. There are no material outstanding liabilities of any Arch Benefit Plan other than liabilities for benefits to be paid, in the ordinary course, to participants of such Arch Benefit Plan and their beneficiaries in accordance with the terms of such Arch Benefit Plan.

(j) Neither the execution of this Agreement nor the completion of the transaction contemplated by this Agreement will (i) except as set forth in Schedule 4.2.14(j), result in or cause the establishment, payment, acceleration, vesting, an increase in or funding of a benefit under any Arch Benefit Plan, (ii) result in a violation of the fiduciary duties of Section 404 of ERISA, the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code, or (iii) result in a payment that will be nondeductible to the Company or any Arch Company or subject to Tax under Code Section 280G or 4999.
(k) Except as set forth in Schedule 4.2.14(k) or for the Arch Benefit Plans required to be maintained pursuant to the NBCWA, the Coal Act or the memorandum of understanding between the United Mine Workers of America and Apogee covering the Guyan mine, each Arch Company has the right to modify or terminate non-pension benefits to employees, former employees, directors or other Persons (other than benefits required to be provided under Section 601 et seq. of ERISA) under any Arch Benefit Plan without incurring any additional benefit cost.
(l) Complete and correct copies of the following documents have been furnished to the Company prior to the execution of this Agreement:
(i)	the Arch Benefit Plans and any related trust (or other third party funding vehicle) agreements, including, all amendments thereto;

(ii)	current summary plan descriptions of each Arch Benefit Plan subject to ERISA, and any similar descriptions of all other Arch Benefit Plans;

(iii)	the most recent Form 5500 and Schedules thereto for each Arch Benefit Plan subject to ERISA reporting requirements (excluding multiemployer plans):

(iv)	the most recent actuarial report, if required under ERISA or the Code, with respect to each Arch Benefit Plan; and

(v)	the most recent determination letter received from the Internal Revenue Service with respect to each Arch Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(m) Except as set forth in Schedule 4.2.14(m), no “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for the Arch ERISA Entities. None of the Arch ERISA Entities has used the services of such leased employees or independent contractors in such a way that they may have become eligible to participate in the Arch Benefit Plans or to an extent that would reasonably be expected to result in the disqualification of any Arch Benefit Plan or the imposition of penalties or excise taxes with respect to the Arch Benefit Plans by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental or Regulatory Authority.
(n) Except as set forth on Schedule 4.2.14(n), none of the Arch ERISA Entities has any formal plan or commitment, whether legally binding or not, to create any additional benefit plan or modify or change any existing Arch Benefit Plan that would affect any current or former employee of the Arch Companies (or their predecessors).
(o) Except as set forth in Schedule 4.2.14(o), no Arch Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Arch Companies (or their predecessors) beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Arch Companies, or (iv) benefits the full costs of which are borne by the current or former employee or his or her beneficiary.
(p) Except with respect to changes required by applicable Law, there has been no adoption of, amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Arch Benefit Plan that would increase materially the expense of maintaining such Arch Benefit Plan above the level of the expense incurred in respect thereof shown on the actual audited Arch Companies Financial Statements for the fiscal year ended December 31, 2004.
(q) To the Knowledge of Arch, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Arch Benefit Plan have been made that are not in accordance with the terms and conditions of the Arch Benefit Plans.
(r) As of the Closing Date, Arch will have provided to the Company duly executed copies of the trust documents and any amendments thereto relating to the Hobet VEBA and the Apogee VEBA.
(s) (i) The Arch Companies Plans do not sponsor, maintain or contribute to any long term disability Plan or otherwise provide long term disability benefits to any Arch Companies Plans Employees as of the Closing Date. (ii) Except for those individuals, a list of whom has previously been disclosed to the Company (the “LTD Individuals”), Arch and the Arch Plans will retain the obligation to provide long term disability benefits to individuals receiving such benefits as of the Closing Date and no liabilities with respect thereto shall pass to the Arch Companies.
(t) The Arch Coal, Inc. Retirement Account Plan (“Retirement Account Plan”) provides an annual cash balance credit (as defined in the plan) to the notional account under the Retirement Account Plan for each participant who is credited with a year of service for the plan year. Therefore, for the 2005 plan year, a Covered Employee will receive an annual cash balance credit if he or she is credited with at least 1,000 hours of service under the Retirement Account Plan and is otherwise an eligible participant under the terms of the plan. Interest credits (as defined in the plan) are credited to each notional account under the Retirement Account Plan as of the last day of each month (prior to the crediting of any annual or transition credits). For a vested participant, interest credits continue each month until he or she receives a distribution of his or her account. For a nonvested participant, interest credits stop when he or she terminates employment.
     Reserved
4.2.15	[Intentionally Omitted.]
     Tangible Personal Property; Investment Assets
4.2.16	(a) At the time of Closing, each Arch Company will be in possession of and, except for such spare parts as are held on consignment and such equipment as is leased by such Arch Company (in each case as set forth in Schedule 4.2.16(a)(1), will own and have good title to all tangible personal property primarily used in or reasonably necessary for the conduct of its business as being operated and as was operated during the period covered by the Arch Unaudited Financial Statements for such Arch Company (including all surplus equipment has been customarily used as spare parts or for maintenance purposes by such Arch Company), including all tangible personal property reflected on the balance sheet included in the Arch Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property will be free and clear of all Liens, other than Permitted Liens and Liens disclosed on Schedule 4.2.16(a)(2) at the time of Closing, and is in good working order and condition, ordinary wear and tear excepted. Except as set forth in Schedule 4.2.16(a)(3), no material tangible personal property, whether owned, leased, held on consignment or otherwise, located on the real property site (whether owned, leased or subleased) of any of the Arch Companies on the date on which the Company or its representatives visited such real property site in connection with their due diligence in connection with the transactions contemplated by this Agreement, has been relocated or moved off of the property of the Arch Companies, it being understood that relocation or movement of such personal property to any real property site (whether owned, leased or subleased) of any Arch Company (even if not the real property site upon which such personal property was originally located) shall not constitute a breach of this representation.
(b) No Arch Company owns any Investment Assets.
     Intellectual Property Rights
4.2.17	The Arch Companies do not own any material Intellectual Property.
     Contracts
4.2.18	(a) Schedule 4.2.18(a) (with paragraph references corresponding to those set forth below), contains a true and complete list of each of the following Contracts (copies, true and complete in all material respects, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Company prior to the execution of this Agreement), which are currently in force and to which any Arch Company is a party or by which any of their respective Assets and Properties is bound:
(i) (A) all Contracts (excluding Arch Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written representations, commitments, promises, communications or courses of conduct (excluding Arch Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of any Arch Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $100,000 or any group of employees exceeding $5,000,000 in the aggregate;
(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Arch Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Arch Company;
(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to Indebtedness of any Arch Company in excess of $5,000,000;
(v) all Contracts with distributors, service providers, dealers, manufacturer’s representatives, sales agencies or franchisees that involve aggregate annual payments in excess of $5,000,000;
(vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice or in connection with the Arch Reorganization Transactions, and (B) any merger or other business combination other than the Arch Reorganization Transactions;
(vii) all Contracts between or among any Arch Company, on the one hand, and Arch or any officer, director or Affiliate (other than any Arch Company) of Arch on the other hand;
(viii) all collective bargaining or similar labor Contracts;
(ix) all Contracts that (A) limit or contain restrictions on the ability of any Arch Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its membership interests, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require any Arch Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;
(x) as of the Execution Date, all coal sales and transportation agreements that will be assigned to TC Sales or will be subject to the Master Coal Sales and Services Agreement; and
(xi) all other Contracts (other than Arch Benefit Plans, leases listed on subsection (ii) of Schedule 4.2.4(a) and the items set forth on Schedule 4.2.16(a)(1) and insurance policies listed in Schedule 4.2.20) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Arch Company of more than $5,000,000 annually and (B) cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or penalty to any Arch Company.
(b) Each Contract required to be disclosed in Schedule 4.2.18(a) is in full force and effect and constitutes a legal, valid and binding agreement of such Arch Company, enforceable in accordance with its terms enforceable against each in accordance with its terms, (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)), and to the Knowledge of Arch, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms of each other party thereto; and except as disclosed in Schedule 4.2.18(b), none of Arch, any Arch Company, any of the Specified Arch Affiliates or, to the Knowledge of Arch, no other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.
     Licenses
4.2.19	Schedule 4.2.19(1) contains a true and complete, in all material respects, list of all Licenses used in and material to the business or operations of any Arch Company (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of, and the amount of bond posted with respect to, each. Prior to the execution of this Agreement, Arch has made available to the Company for review true and complete, in all material respects, copies of all such Licenses. Except as disclosed in Schedule 4.2.19(2):
(a) each License required to be obtained for the current stage of development of the Arch Mine Properties has been duly obtained and validly issued, is in full force and effect, is final and not subject to appeal and held in the name of an Arch Company and is free from conditions or requirements the compliance with which would, individually or in the aggregate, reasonably be expected to have an Arch Material Adverse Effect;
(b) each License relating to the Arch Mine Properties will be issued in the name of or assigned to an Arch Company on the Closing Date;
(c) each applicable Arch Company is in compliance with each such License, except to the extent that noncompliance could not be reasonably likely, individually or in the aggregate, to have an Arch Material Adverse Effect;
(d) none of Arch, any of the Arch Companies, or any of the Specified Arch Affiliates has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License;
(e) (i) Arch has no actual knowledge of any specific reason that any Licenses that have been applied for but not obtained by the Execution Date, and are required to be obtained within next six months will not be obtained in due course (for purposes of this clause (e), “actual knowledge” means the actual knowledge of those individuals included in the definition of Knowledge); and
(f) none of the Arch Companies or, to the Knowledge of Arch, any of the Specified Arch Affiliates, or any corporation, partnership, limited liability company or other entity “owned or controlled” by any of them, has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (a) ineligible to receive additional surface mining permits or other Licenses or (b) under investigation to determine whether its eligibility to receive such permits or other Licenses should be revoked, i.e., “permit blocked.” As used in this Section 4.2.19, “owned or controlled” shall be defined as set forth in 30 C.F.R Section 773.5 (2000).
     Insurance
4.2.20	Arch has previously provided to the Company a true and complete (in all material respects) list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, whether it is a “claims made” or an “occurrence” policy and the type of insurance) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the business, operations or employees of any Arch Company and that (i) have been issued to Arch, any Arch Company or any Specified Arch Affiliate or (ii) to the Knowledge of Arch, have been issued to any other Person for the benefit of any Arch Company. Each such policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither Arch, nor to the Knowledge of Arch, any other Person to whom such policy has been issued, has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Schedule 4.2.20(1) describes all claims made in the last five years in respect of general liability, automobile, mandolidis and property insurance described above.
     Affiliate Transactions
4.2.21	Except as disclosed in Schedule 4.2.21(1): (i) there are no intercompany Liabilities between any Arch Company, on the one hand, and Arch or any officer, director or Affiliate (other than any Arch Company) of Arch or any other Arch Company, on the other, (ii) none of Arch nor any officer, director or Affiliate of Arch provides or causes to be provided any assets, services or facilities to any Arch Company, (iii) no Arch Company provides or causes to be provided any assets, services or facilities to Arch or any such officer, director or Affiliate thereof and (iv) no Arch Company beneficially owns, directly or indirectly, any Investment Assets issued by

Arch or any such officer, director or Affiliate. Except as disclosed in Schedule 4.2.21(2), each of the Liabilities and transactions listed in Schedule 4.2.21(1) was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed in Schedule 4.2.21(3), since the date of the audited balance sheet provided pursuant to Section 4.2.8, all settlements of intercompany Liabilities between any Arch Company, on the one hand, and Arch or any such officer, director or Affiliate thereof, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.
Employees; Labor Relations
4.2.22	(a) Except for the hourly employees of Hobet and Apogee, who are represented by the United Mine Workers of America and subject to the NBCWA of 2002 or the memorandum of understanding between the United Mine Workers of America and Apogee covering the Guyan mine, no employee of any Arch Company is presently a member of a collective bargaining unit and, to the Knowledge of Arch, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of any Arch Company. Except as set forth on Schedule 4.2.22(a), during the last 12 months, (i) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought against any Arch Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority and (ii) there has been no work stoppage, strike or other concerted action by employees of any Arch Company.
(b) No Person who is not treated as an employee of any Arch Company but who provides or performs services to or on behalf of any Arch Company is (i) a leased employee within the meaning of Section 414(n) of the Code, (ii) employed by a professional employer organization or employee leasing organization, or (iii) required to be treated as a common law employee of any Arch Company under the Code, ERISA or any other applicable Law.
Environmental Matters
4.2.23	To Arch’s Knowledge, except as set forth in Schedule 4.2.23, each Arch Company currently holds or at the time of the Closing will hold all Licenses that are necessary under applicable Environmental Laws for the current use, occupancy, or operations of such Arch Company as such operations are currently conducted, except where the failure to have any License could not reasonably be expected to result in an Arch Material Adverse Effect. To Arch’s Knowledge, each Arch Company is in compliance, in all material respects, with the terms and conditions of all such Licenses.

In addition, except as set forth in Schedule 4.2.23 (with paragraph references corresponding to those set forth below) and except for such matters as could not, individually or in the aggregate, be reasonably likely to result in an Arch Material Adverse Effect, to Arch’s Knowledge:
(a) Within the past four years, (i) no Order has been issued, (ii) no Environmental Claim has been filed, (iii) no penalty has been assessed, (iv) to the Knowledge of Arch, no investigation or review is pending or threatened by any Governmental or Regulatory Authority with respect to any alleged failure by any Arch Company to have any License required under applicable Environmental Laws in connection with the conduct of the business or operations of any Arch Company or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material generated by any Arch Company, (v) none of Arch, any Arch Company or any Specified Arch Affiliate has received written notice of any such investigation or review, and (vi) to the Knowledge of Arch, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.
(b) Except as set forth on Schedule 4.2.23(b), no Arch Company currently owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing, (i) no Arch Company is aware of the existence of, or currently uses, any underground storage tanks located on any property owned, leased or used by an Arch Company; and (ii) in the past four years, there have been no Releases of Hazardous Materials in a reportable quantity under, or in violation of, any Environmental Law into the environment or under any real property now owned, leased or used by any Arch Company which would be reasonably likely individually or in the aggregate to result in an Arch Material Adverse Effect.
(c) No Arch Company currently transports or arranges for the transportation of any Hazardous Material to any location that any Arch Company has Knowledge is (i) listed on the NPL under CERCLA, (ii) listed for possible inclusion on the NPL by the Environmental Protection Agency in CERCLIS or on any similar state or local list or (iii) the subject of enforcement actions by federal, state or local Governmental or Regulatory Authorities that may lead to Environmental Claims against any Arch Company.
(d) No site or facility currently owned, operated or leased by any Arch Company is listed or to the Knowledge of Arch, proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

(f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility currently owned, operated or leased by any Arch Company, and no federal, state or local Governmental or Regulatory Authority action has been taken in the past four years or, to the Knowledge of Arch, is in process that could subject any such site or facility to such Liens, and no Arch Company would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.
(g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted outside the ordinary course of business consistent with past practice in the past four years that are in the possession of, any Arch Company in relation to any site or facility now or previously owned, operated or leased by any Arch Company which have not been delivered to the Company prior to the execution of this Agreement.
(h) Each of the Arch Companies (i) has carried out all reclamation with respect to their coal mining and processing operations required to date by law and (ii) in the past four years, has received no notice asserting or claiming the existence of seepage, leaks, breakthroughs or other events that could result in harm to health, safety or the environment with respect to any surface impoundment or sealed deep mine.
Substantial Customers; Material Suppliers
4.2.24	(a) Schedule 4.2.24(a) lists the five largest customers of each of the Arch Companies, on the basis of revenues for goods sold or services provided for the most recently completed fiscal year. No such customer has ceased or materially reduced its purchases from or use of the services of the Arch Companies since the Unaudited Financial Statement Date, or to the Knowledge of Arch, has threatened to cease or materially reduce such purchases or use after the Execution Date. To the Knowledge of Arch, no such customer is currently in, or threatened with, bankruptcy or insolvency.
(b) Schedule 4.2.24(b)(1) lists the material suppliers of tires, explosives and diesel. Such items are supplied to Arch, which then supplies them to the Arch Companies. Except as disclosed in Schedule 4.2.24(b)(2), no such supplier has ceased or materially reduced its supplies to Arch since the Unaudited Financial Statement Date, or to the Knowledge of Arch, has threatened to cease or materially reduce such supply after the Execution Date. Except as disclosed in Schedule 4.2.24(b)(3), to the Knowledge of Arch, no such supplier is currently in, or threatened with, bankruptcy or insolvency.

Bank and Brokerage Accounts
4.2.25	Schedule 4.2.25 sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Arch Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship. Arch has heretofore delivered to the Company a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of any Arch Company having signatory power with respect thereto.
Directors and Officers; No Powers of Attorney
4.2.26	Schedule 4.2.26(1) lists all members of the management committee, managing members and/or executive officers and directors of each Arch Company. As of Closing, except as set forth in Schedule 4.2.26(2), no Arch Company has any powers of attorney or comparable delegations of authority outstanding, except such powers-of-attorney as are granted pursuant to real property leases, equipment leases, mortgages or deeds of trust, in each case in the ordinary course of business and on customary terms.
Accounts Receivable
4.2.27	Except as set forth in Schedule 4.2.27, the accounts and notes receivable of the Arch Companies reflected on the balance sheet included in the Arch Unaudited Financial Statements, and all accounts and notes receivable arising subsequent to the Unaudited Financial Statement Date, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Knowledge of Arch, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and (iii) are not the subject of any Actions or Proceedings brought by or on behalf of any Arch Company.
Inventory
4.2.28	All inventory of the Arch Companies reflected on the balance sheet included in the Arch Unaudited Financial Statements consisted, and all such inventory acquired since the Unaudited Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items. Except as disclosed in the notes to the Arch Unaudited Financial Statements and as to such items that are held on consignment (which are set forth in Schedule 4.2.16(a)(1)), all items included in the inventory of the Arch Companies are the property of the Arch Companies, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by any Arch Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.
Brokers
4.2.29	All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Arch directly with the Company and the Company without the intervention of any Person on behalf of Arch in such manner as to give rise to any valid claim by any Person against the Company or any Arch Company for a finder’s fee, brokerage commission or similar payment.
Disclosure
4.2.30	There is no fact or circumstance known to Arch that has not been disclosed to the Company, the existence of which would, individually or in the aggregate with other such facts or circumstances, have an Arch Material Adverse Effect. No representation or warranty made by Arch in this Agreement or the Ancillary Documents, no statement contained in the Schedules or in any certificate furnished to the Company pursuant to any provision of this Agreement or any Ancillary Document by or on behalf of Arch or any Arch Company contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading. The information provided by or on behalf of Arch to Weir in connection with Weir’s independent evaluation of the reserves at the Arch Mine Properties and Weir’s independent environmental audit did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.
Reclamation Bonds
4.2.31	Schedule 4.2.31(1) contains an accurate and complete list of all Reclamation Bonds pursuant to, in connection with or as a condition of the Licenses listed in Schedule 4.2.19(1). Other than the Reclamation Bonds listed on Schedule 4.2.31(2), no other bonds are currently required under applicable law to be posted in connection with the Licenses.

Absence of Certain Business Practices
4.2.32	Neither any Arch Company, nor any officer, employee or agent of any Arch Company, nor any other Person acting on behalf of any Arch Company, has, directly or indirectly, within the past four years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the respective business of such Arch Company (or assist such Arch Company in connection with any actual or proposed transaction) which (a) might subject any Arch Company to any damage or penalty in any Action or Proceeding, (b) if not given in the past might have an adverse effect on the Assets and Properties, business or operations of any Arch Company as reflected in the financial statements delivered pursuant to this Agreement or (c) if not continued in the future, might adversely affect the respective Assets and Properties, business, operations or prospects of any Arch Company or which might subject any Arch Company to suit or penalty in any Action or Proceeding.
Sufficiency of Assets
4.2.33	Except as set forth on Schedule 4.2.33, the Assets and Properties of the Arch Companies, include all of the assets and properties primarily used or held for use in the business and operations of the Arch Companies and together with all rights of the Arch Companies are sufficient to permit the Arch Companies to extract and process coal from the Arch Mine Properties (with respect to leased or subleased property, as to coal covered by such leases or subleases) owned, leased or subleased by any of the Arch Companies in a manner consistent with how such Arch Mine Properties are being operated and were operated during the period covered by the Arch Unaudited Financial Statements.
No Other Representations
4.2.34	The Company acknowledges that none of Arch or any of its respective Affiliates, directors, officers, managers, members, employees, consultants, agents or advisors makes or has made any representation or warranty to the Company or its Affiliates regarding Arch, the Arch Companies or any of their respective businesses or Assets and Properties, except for the representations and warranties of Arch expressly set forth in this Agreement, the Ancillary Documents or any certificate delivered pursuant to this Agreement or the Ancillary Documents.
4.3 Waiver of Known Breaches.
     (a) If prior to the Closing either party (the “Waiving Party”) has actual knowledge of any breach (“Breach”) by the other party of any representation, warranty or covenant contained in this Agreement or any Ancillary Document, and the effect of such breach is a failure of any condition to the Waiving Party’s obligations set forth in Article V and the Waiving Party proceeds with the Closing, the Parties shall discuss such circumstances and, unless the Parties otherwise agree in writing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Section 10.3, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.
     (b) Each of Arch and the Company shall promptly notify the other Party of, and furnish each of them with any information that Party may reasonably request with respect to, the occurrence, to such Party’s actual knowledge, of any event or condition or the existence of any fact that would cause any of the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled, including any breach by any party of any representation, warranty or covenant contained in this Agreement or any Ancillary Document.
ARTICLE V
Closing Conditions
     5.1 Closing.
          (a) The closing (the “Closing”) of the purchase and sale of the Arch Equity Interests shall take place on December 31, 2005, after satisfaction of the conditions set forth in this Article V, or at such other time as Arch and the Company shall mutually agree, and it will be effective as of the Effective Time.
          (b) The Parties shall have a pre-closing (the “Pre-Closing”) on December 30, 2005, or at such other time as the parties shall mutually agree, at the offices of Bryan Cave LLP, St. Louis, Missouri, at which the Parties shall exchange all documents and other items required to be delivered at the Closing (collectively, the “Closing Deliveries”). Bryan Cave LLP shall hold any Closing Deliveries delivered by or on behalf of the Company in escrow on behalf of the Company and Freshfields, Bruckhaus and Deringer LLP shall hold any Closing Deliveries delivered by or on behalf of Arch in escrow on behalf of Arch. Once the Pre-Closing has taken place and the Closing Deliveries have been exchanged into escrow, the Closing shall be deemed to have occurred as soon as it is 11:59 p.m. EST on December 31, 2005. At such time, the Closing Deliveries shall be deemed to be released out of escrow without any further action by any party.
          (c) In connection with the Closing, on the first business day following the Closing (and as soon as reasonably possible on such date), the Company shall pay the Initial Cash Payment, and Arch shall pay the Closing VEBA Contribution, to PNC Bank, N.A., each in immediately available funds, and such funds shall be applied as follows: $7,500,000 to fund the Hobet VEBA and the remaining $7,500,000 to fund the Apogee VEBA as satisfaction in full of Arch’s obligation pursuant to Section 2.2.

     5.2 General Conditions.
          The obligation of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:
     (a) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the parties hereto, and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to any law.
     (b) All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the parties hereto to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.
     (c) Such executive officers and directors of the Arch Companies as are designated by the Company shall have tendered, effective at the Closing Date, their resignations as such officers and directors.
     (d) The Arch Companies shall have assumed all obligations and liabilities under the Arch Companies Plans and all obligations of Arch and/or its Affiliates thereunder, except as expressly provided for herein.
     (e) The Company shall have received a consent, in a form reasonably acceptable to the Company, from Shonk permitting future changes of control with respect to certain leases of the Company or its Subsidiaries.
     5.3 Conditions of Obligations of Company.
          In addition to the conditions set forth in Section 5.2, the obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following further conditions:
     (a) Arch shall deliver to Company such duly executed Conveying Documents as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Company all right, title and interest in, to and under the Arch Equity Interests.

     (b) The representations and warranties of Arch in this Agreement and the Ancillary Documents (i) that are qualified as to materiality (or with the term “Arch Material Adverse Effect”) shall be true and complete and (ii) that are not so qualified shall be true and complete in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality (or with the term “Arch Material Adverse Effect”) shall be true and complete, and those not so qualified shall be true and complete in all material respects, on and as of such earlier date), and the Company shall have received a certificate to that effect, dated the Closing Date, from an Executive Officer of Arch.
     (c) Except as provided in Section 5.1(c), Arch shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing, and the Company shall have received a certificate to that effect, dated the Closing Date, from an Executive Officer of Arch.
     (d) All consents (or in lieu thereof waivers) listed on Schedule 5.3 (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.
     (e) The Company shall have received a legal opinion in form and substance reasonably satisfactory to the Company.
     (f) Each of the Arch Reorganization Transactions shall have occurred.
     (g) Arch shall have delivered to the Company a recently-dated, long-form certificate of the Secretary of State of the State of Delaware with respect to the good standing of Apogee Coal Company and Catenary Coal Company and a recently-dated certificate of existence from the Secretary of State of the State of West Virginia with respect to Hobet Mining, Inc.
     (h) Arch shall have delivered to the Company a copy of the Certificate of Formation certified by the Delaware Secretary of State for each of TC Sales and Robin Land, as well as the limited liability company agreement of each of TC Sales and Robin Land.
     (i) Arch shall have converted each of Apogee Coal Company, Catenary Coal Company and Hobet Mining, Inc. into a limited liability company in accordance with applicable Laws and shall have delivered a copy of the limited liability agreement of each of them to the Company.
     (j) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or Governmental or Regulatory Authority, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Company or any of its Affiliates of all or any material portion of the Arch Equity Interests, the Underlying Assets or the business or assets of the Company or any of its Affiliates or to compel Company or any of its Affiliates to dispose of all or any material portion of the Arch Equity Interests, the Underlying Assets or of the Company or any of its Affiliates or (ii) seeking to require divestiture by the Company or any of its Affiliates of any Arch Equity Interests or the Underlying Assets or the business or assets of the Company or any of its Affiliates.
     (k) Since the Execution Date, nothing shall have occurred that has had or could reasonably be expected to have an Arch Material Adverse Effect.
     (l) The Company shall have received such other certificates, instruments and documents both in confirmation of the representations and warranties of Arch and in furtherance of the transactions contemplated by this Agreement and the Ancillary Documents as the Company or its counsel may reasonably request.
     (m) Arch shall have delivered to the Company evidence that the Arch Companies have been fully released (or arrangements therefor satisfactory to the Company shall have been made) from any and all Liabilities of any kind under or in respect of the Arch Credit Agreement, and none of the Assets and Properties of the Arch Companies are subject to any Liens securing the Liabilities under the Arch Credit Agreement (or arrangements therefor satisfactory to the Company shall have been made).
     (n) Each of the Blue Creek Lease and the Master Coal Sales and Services Agreement shall have been duly executed by the parties thereto and the Company shall have received a copy thereof.
     (o) The Company shall have received a copy of each of the Coal Sales Agreements, duly executed by Arch Coal Sales Company, Inc.
     (p) The Company shall have received the Transition Services Agreement, duly executed by Arch.
     5.4 Conditions of Obligations of Arch.
          In addition to the conditions set forth in Section 5.3, the obligation of Arch to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following further conditions:
     (a) The representations and warranties of the Company in this Agreement and the Ancillary Documents (i) that are qualified as to materiality (or with the term “Company Material Adverse Effect”) shall be true and complete and (ii) that are not so qualified shall be true and complete in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality (or with the term “Company Material Adverse Effect”) shall be true and complete, and those not so qualified shall be true and complete in all material respects, on and as of such earlier date), and Arch shall have received a certificate to that effect, dated the Closing Date and executed by an Executive Officer of the Company.
     (b) The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by such time, and Arch shall have received a certificate to that effect, dated the Closing Date and executed by an Executive Officer of the Company.
     (c) Arch shall have received a legal opinion in form and substance reasonably satisfactory to Arch.
     (d) The Company shall have delivered to Arch a certificate of an Executive Officer of the Company attaching a long-form certificate of the Secretary of State of Delaware with respect to the good standing of the Company. Arch shall have received all documents it may reasonably request relating to the existence and authority of the Company, all in form and substance reasonably satisfactory to Arch.
     (e) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or Governmental or Regulatory Authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Company or any of its Affiliates of all or any material portion of the business or assets of the Company or any of its Affiliates or to compel Company or any of its Affiliates to dispose of all or any material portion of assets or equity of the Company or any of its Affiliates or (ii) seeking to require divestiture by the Company or any of its Affiliates of the business or assets of the Company or any of its Affiliates.
     (f) Arch shall have received such other certificates, instruments and documents both in confirmation of the representations and warranties of the Company and in furtherance of the transactions contemplated by this Agreement and the Ancillary Documents as Arch or its counsel may reasonably request.
     (g) Without prejudice to Section 4.2.2, the board of directors of the Company shall have approved the terms of the transactions contemplated by this Agreement and the Ancillary Documents.
     (h) The Company shall have assumed all obligations of Arch or its Affiliates, as applicable, under the Retention Agreements.
     (i) Arch shall have received the Transition Services Agreement and the Arch Coal Sales and Purchase Agreement, each duly executed by the Company.

     (j) Arch shall have received the Coal Sales Agreements, each duly executed by Infinity Coal Sales, LLC as agent for the Company.
ARTICLE VI
Covenants
     6.1 Covenants of All Parties.
     (a) Subject to the terms and conditions of this Agreement, the Company and Arch will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable (including, executing and delivering such other documents, certificates, agreements and other writings) under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
     (b) The Company and Arch shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings and furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, and shall, subject to applicable legal requirements, permit the other parties to review in advance any written communication to any Government or Regulatory Authority, and furnish to the other parties copies of all material correspondence, filings, and communications between them and their respective representatives on the one hand, and any Governmental or Regulatory Authority or their respective staffs on the other hand, in connection with the transactions contemplated by this Agreement (including, without limitation, taking all commercially reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the transactions contemplated hereby, including, without limitation, complying as promptly as practicable with any requests for additional information).
     (c) At the Closing or as soon as reasonably possible thereafter, (i) Arch shall assign or cause the assignment of all rights in and to, and the Company shall assume all obligations under, all Permits listed on Schedule 4.2.19(1) that are not listed as owned by one of the Arch Companies, in each case, pursuant to a Permit Assignment and Assumption Agreement, and (ii) the Company shall cause the Arch Companies, as applicable, to assign, all rights in and to, and Arch shall assume all obligations under, all Permits owned by the Arch Companies which are not listed on Schedule 4.2.19(1) which are permits utilized in connection with Dal-Tex, Hobet 07 and Arch of Illinois operations, in each case, pursuant to a Permit Assignment and Assumption Agreement.

     6.2 Covenants of Arch.
     (a) From the Execution Date until the Closing, subject to applicable Law, Arch will (i) give the Company, and its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records (as applicable) of Arch relating to the Arch Equity Interests and Underlying Assets, (ii) furnish to the Company and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Arch Equity Interests and the Underlying Assets as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Arch to cooperate with the Company in its investigation of the Arch Equity Interests and the Underlying Assets. The Parties agree to comply with the information sharing restrictions of the Confidentiality Agreement, including the restriction that all information sharing relate solely to the transactions contemplated by this Agreement and the Ancillary Documents. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Arch and its Subsidiaries. Notwithstanding the foregoing and subject to applicable Law, the Company shall not have access to personnel records of Arch relating to individual performance or evaluation records, medical histories or other information which in Arch’s good faith opinion is sensitive or the disclosure of which could subject Arch to risk of liability until after the Effective Time.
     (b) From the Execution Date until the Closing, Arch shall promptly notify the Company of:
(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement;
(iii) any Actions that are commenced or, to its Knowledge are threatened against, relating to or involving or otherwise affecting Arch or the Arch Equity Interests or the Underlying Assets conveyed (directly or indirectly) by it that, if pending on the date of the execution of this Agreement, would have been required to have been disclosed pursuant to Section 4.2.12 or that relate to the consummation of the transactions contemplated by this Agreement; and
(iv) the damage or destruction by fire or other casualty of any part of the Underlying Assets held by the Arch Companies or in the event that any such or part thereof becomes the subject of any proceeding or, to the Knowledge of Arch, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.
     (c) From the Execution Date until the Closing, except for the Arch Reorganization Transactions, Arch shall conduct the business of the Arch Equity Interests and the Underlying Assets in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the business of the applicable Arch Equity Interests and Underlying Assets. Without limiting the generality of the foregoing, from the Execution Date until the Closing Date, except for the Arch Reorganization Transactions, Arch will not:
(i) with respect to the business of the Arch Equity Interests or the Underlying Assets acquire a material amount of assets from any other Person, other than the purchase of inventory and equipment in the ordinary course of business;
(ii) sell, lease, license, otherwise dispose of, or create any Liens on, any (A) Arch Equity Interests or (B) Underlying Assets other than, with respect to the Underlying Assets (1) the sale of inventory in the ordinary course of business, (2) the sale, transfer or discarding of obsolete or worn-out equipment no longer required in connection with the business of such Person or (3) Assets and Properties that are replaced by other Assets and Properties of like utility in such Person’s business;
(iii) agree or commit to do any of the foregoing; or
(iv) take or agree or commit to take any action that would make any representation or warranty of Arch hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.
     (d) From the Execution Date until the Closing, Arch shall ensure that none of the Arch Companies do or suffer to exist (and, in the case of paragraph (iv) below, Arch shall not do or suffer to exist), any of the following without the prior consent of the Company, except to the extent contemplated in the Arch Reorganization Transaction:
(i) amend or otherwise modify in any respect its charter, by-laws or other equivalent organizational documents;
(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its outstanding equity or debt securities (other than cash dividends or distributions made prior to the Closing);

(iii) reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its outstanding equity or debt securities (or securities convertible into, or exercisable or exchangeable for equity or debt securities);
(iv) either (I) issue, sell, pledge, grant, transfer or otherwise dispose of (or authorize the issuance, sale, pledge, grant, transfer or other disposition), or (II) create, permit, allow or suffer to exist any Lien in respect of (A) any ownership interests of any Arch Company or any other securities convertible into or exchangeable or exercisable for any such ownership interests (or derivative securities thereof), or (B) any options, warrants or other rights of any kind to acquire any ownership interests (including, without limitation, any phantom interest), of any Arch Company;
(v) grant any increase in compensation or benefits, or otherwise increase the compensation or benefits payable, or to become payable, to any director, officer or employee of, or any consultant to, any Arch Company or grant any rights to retention, severance or termination pay to, or enter into any new (or amend any existing) employment, retention, severance or other Contract with, any such Person other than any such increase in compensation or benefits made in the ordinary course of business and consistent with past practices;
(vi) adopt any new or amend any existing Arch Companies Plan (or any plan, arrangement or other Contract that would be an Arch Companies Plan of any Arch Company if so adopted or amended), including, without limitation, (A) amending or modifying the period (from that currently provided for) of exercisability of options granted under any Arch Companies or (B) authorizing cash payments in exchange for any options to acquire equity interests granted thereunder;
(vii) enter into, adopt, extend, renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by applicable Law (and following written notice to the Company);
(viii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness (other than indebtedness with respect to working capital in the ordinary course and in amounts consistent with past practice), or issue any other debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or otherwise make any loans or advances material to the business of any Arch Company;

(ix) sell, transfer, lease, license or otherwise dispose of any real or personal property or other assets thereof that are material to the business of any Arch Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the sale, transfer or discarding of obsolete or worn-out equipment no longer required in connection with the business of such Person or (iii) Assets and Properties that are replaced by other Assets and Properties of like utility in such Person’s business;
(x) enter into, modify, amend, terminate, permit the lapse of or renew any lease of real property, except any renewals of existing leases in the ordinary course of the Business and consistent with past practice, with respect to which the other Contributors and the Company shall be provided prior written notice;
(xi) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property, except any renewals of existing leases or agreements pursuant to their terms or terminations or lapses of existing leases or agreements pursuant to the expiration of the then current term, in each case in the ordinary course of business and consistent with past practice;
(xii) create, permit, allow or suffer to exist any Lien that would have been required to be disclosed on Schedule 4.2.4(a)(iii) or 4.2.16(a)(2), if existing as of the Execution Date;
(xiii) cancel, pay, discharge or satisfy any claims, indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive any rights of material value, other than the payment, discharge or satisfaction of claims, indebtedness, liabilities or obligations in the ordinary course of business;
(xiv) make any payment other than in the ordinary course of business consistent with past practice or transfer any assets to, or enter into any Contract with, Arch or any Affiliate of Arch in each case on terms that are less favorable to the Arch Company than could be obtained on an arm’s-length basis from unrelated third parties;
(xv) make any change with respect to the Arch Companies’ accounting practices, policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP (which GAAP-required changes will be provided to the other parties in writing);
(xvi) make any Tax election or settle or compromise any material Tax liability except as noted in Section 11.2(b);

(xvii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof, other than the purchase of inventory in the ordinary course of business consistent with past practice;
(xviii) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of the business consistent with past practice;
(xix) (A) amend, modify, terminate, cancel or request any modification or amendment to, or agree to any of the foregoing in respect of this Agreement or any Ancillary Document or contract to which an Arch Company is a party, or (B) enter into any additional contract or agreement other than in the ordinary course of business; or
(xx) authorize or enter into any formal or informal agreement (whether or not in writing) or otherwise make any commitment to do any of the foregoing, or to take any action which would make any of the representations or warranties contained in this Agreement untrue or incorrect or prevent Arch and the Company from performing or cause Arch and the Company not to perform its obligations hereunder, or result in any of the conditions to the transactions contemplated hereby not being satisfied.
     (e) Following the Closing, Arch shall deliver to the Company, promptly upon the reasonable request of the Company from time to time (i) all Books and Records solely related to the business and operations of the Arch Companies (other than the Material Books and Records, which shall have been delivered to the Company pursuant to Section 4.2) and (ii) in the case of Books and Records that relate to the business and operations of the Arch Companies but do not relate solely thereto, the information contained in such Books and Records that relates to the business and operations of the Arch Companies.
     (f) If any Arch Company is required to make any payments, refunds or credits to the UMWA funds in connection with any claims that the UMWA funds have against any Arch Company as of the Closing arising under the A.T. Massey Coal Company Case, Arch shall pay the amount of such payment, refund or credit to the Company within 10 business days of receipt of notice from the Company thereof.
     (g) The Company shall deliver to Arch promptly after receipt by it from the UMWA funds the assessment of monthly payments for the then upcoming calendar year due by the Company in respect of Coal Act Benefits. Within ten calendar days before each monthly payment is due, Arch shall pay the relevant monthly payment amount to the Company. Arch shall cooperate in good faith with the Company to arrange for direct payment by Arch of all Coal Act Benefits to the UMWA funds.
     (h) Arch will cooperate in good faith with the Company to obtain any governmental approvals necessary as a result of a change in ownership of the Arch Companies.
     (i) Prior to the Closing, Arch, and following the Closing, Arch and the Company, shall take appropriate actions to seek recognition by the Internal Revenue Service of the exempt status of the Hobet VEBA and the Apogee VEBA under Section 501(c)(9) of the Code.
     (j) As of the Closing, Hobet and Apogee, together, shall have an aggregate cash balance (the “Cash Balance”) of $4,576,000 for the purpose of providing benefits to the Benefits Covered Employees under the Black Lung Benefits Reform Act of 1977, as amended in 1981 (“Black Lung Benefits”); provided, however, the Cash Balance shall not be considered in the calculation of working capital pursuant to Section 3.2.
     (k) Arch (I) shall pay all claims made by any Covered Employee prior to the Effective Time under any Arch Benefit Plan and (II) shall remain responsible for and shall make any payments required by and fulfill its obligations associated with the Arch Plans. For purposes of this Section 6.2(k), a claim shall be deemed made on the date the service is provided.
     (l) On or prior to the Closing, Arch shall adopt amendments to the Arch Plans necessary to ensure that the Covered Employees cease to accrue benefits under the Arch Plans after the Effective Date.
     (m) Within 60 days following the Closing, Arch shall prepare, or cause to be prepared, and deliver to the Company audited financial statements titled, “Arch Coal, Inc. Contributed Properties Combined Financial Statements” for the fiscal year ended December 31, 2005 (the “2005 Audited Financial Statements”). Such 2005 Audited Financial Statements shall be prepared in accordance with the standards set forth in Section 4.2.8(c) above.
     (n) Except as otherwise provided for herein, following the Closing, in the event Arch or one of its Subsidiaries, collects any receivables which are related to the Arch Companies or the business conducted thereby, Arch shall pay or cause its Subsidiaries to pay, as applicable, any such amounts to the Company promptly upon receipt thereof.
     (o) For each of the five (5) years following the Closing, Arch shall pay to the Company $1.25 per ton of coal sold by the Company for a particular calendar month, up to a maximum of $8,500,000 per year, to be paid monthly within 20 days of the end of each month.

     (p) Arch shall sell to the Company, at the applicable contract price, any coal required to be supplied under any of the coal sales agreements set forth on Schedule 4.2.18(a)(x)(A) which was scheduled to be shipped in 2005 and is set forth on Schedule 6.2(p). The actual scheduling of the shipments shall be mutually agreed upon in a reasonable manner by Arch and the Company.
     (q) Prior to the Closing, Arch or one of its Affiliates shall take all actions necessary, if any, to transfer sponsorship of the Arch Companies Plans to the Arch Companies as of the Closing. After the Closing, neither Arch nor any of its Affiliates shall have any responsibility for the administration (unless pursuant to the Transition Services Agreement) or liability for benefits under such plans except as otherwise expressly provided in this Agreement. After the Closing, the Company, the Arch Companies or one of their Affiliates shall have the sole liability to provide the benefits thereunder (except as otherwise expressly provided in this Agreement) and to otherwise administer such plans (unless provided otherwise pursuant to the Transition Services Agreement).
     (r) Provided the Closing Date occurs before January 6, 2006, prior to the Closing Date, neither Arch nor an Arch Company will terminate the retiree medical coverage of a Benefits Covered Employee due to such individual’s failure to enroll in prescription drug coverage available to Medicare beneficiaries under Part D of Medicare.
     (s) Arch shall cooperate with, and provide such assistance to the Company that is reasonably necessary to accomplish the provisions contained in Section 6.3(a)(iv), including, but not limited to, the deposit of funds, pursuant to the Company’s direction, into the Arch 401(k) Plan representing the Covered Employees’ repayment of any outstanding plan loans from the Closing Date until such time that the transfer of assets from the Arch 401(k) Plan to the Company’s 401(k) Plan is completed.
     (t) Because the Arch Companies have not been fully released at or before Closing from any and all Liabilities of any kind under or in respect of the Arch Credit Agreement, or any of the Assets and Properties of the Arch Companies are subject to any Liens securing the Liabilities under the Arch Credit Agreement, pursuant to Section 5.2(m), the parties have agreed on an arrangement pursuant to which the parties shall cooperate and use their best efforts to take such actions, make such filings and obtain such executed documents as is necessary to cause (i) the Arch Companies to be fully released from any and all Liabilities of any kind under or in respect of the Arch Credit Agreement and (ii) none of the Assets or Properties of the Arch Companies to be subject to any Liens securing the Liabilities under the Arch Credit Agreement, in each case, as soon as reasonably possible, and in any event within 30 days following the Closing Date (collectively, the Releases”). If all of the Releases are not completed within 30 days of the Closing Date, then Arch shall pay to the Company (without limiting the Company’s right to indemnity under Section 10.3(l)), $25,000 per day

(increasing by $10,000 per day each 10 days thereafter) until the Releases are completed.
     6.3 Covenants of the Company.
     (a) The Company covenants as follows with respect to the employees of each Arch Company (together, the “Covered Employees”):
     (i) Equivalent Compensation. From the Closing Date until six months following the Closing Date, the Company will maintain or will cause to be maintained base salary, wages, and compensation levels for the benefit of the Covered Employees, and such Covered Employees will be eligible to participate in the Company’s benefit plans and programs, which, in the aggregate, are reasonably equivalent in value to, the wages, compensation levels, and core benefit plans provided to the Covered Employees on the Execution Date. In addition, and notwithstanding the previous sentence, for the 12 months following the Closing Date, the Company will maintain as to each Covered Employee a severance plan that is substantially equivalent to the severance plan to which such Covered Employee was entitled prior to the Closing Date.
     (ii) Service Credit. The Company shall provide each Covered Employee with credit for all service with the Arch Companies and their respective Affiliates, including any service with predecessors of such entities, for vesting and eligibility purposes only under each employee benefit plan, program, or arrangement of the Company or its Affiliates in which such employee is eligible to participate, except to the extent that such service credit would result in a duplication of benefits with respect to the same period of service and in accordance with the eligibility and vesting requirements contained under such plans. With respect to each group health plan or welfare plan provided by the Company or its Affiliates as of the Closing Date in which the Covered Employees are eligible to participate after the Closing Date, the Company shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees, provided that if such plan is provided under an insured arrangement, such waiver will occur only to the extent otherwise permitted under the applicable insurance contract or agreement, provided, further, that the Company shall use its best efforts to procure such waivers.
     (iii) Notwithstanding any other provision of this Agreement, the Company (i) shall not be required to maintain a “defined benefit” plan, provided it maintains a “defined contribution” pension plan; (ii) shall not be required to maintain any form of nonqualified deferred compensation plan (as defined in Section 409(A) of the Code) except a plan which complies with the provisions of Section 409(A) of the Code; and (iii) may establish plans (including pension plans and 401(k) plans) within a reasonable time after the Closing (rather than having such plans in place at the Effective Time) with retroactive effect or other reasonable accommodation to Covered Employees, to the extent permitted by Laws.
     (iv) As of the Closing Date, Arch shall cease all contributions in respect of each Covered Employee in Arch’s 401(k) Plan. As soon as reasonably practicable after the Closing Date, the Company or one of its Affiliates shall have in effect one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (“Company’s 401(k) Plan”). Each Covered Employee who was a participant in Arch’s 401(k) Plan on the Closing Date shall be immediately eligible to participate in Company’s 401(k) Plan. As soon as practicable following the Closing Date, Arch shall cause to be transferred to Company’s 401(k) Plan cash or other assets (meaning notes evidencing loans to Covered Employees from their account balances) equal to the aggregate value of the account balances in Arch’s 401(k) Plan as of the date of transfer for Covered Employees, including any qualified domestic relations orders, as defined in Code Section 414(p), applicable to the account balances of Covered Employees. Following such transfer of assets, Company’s 401(k) Plan shall assume all obligations with respect to the transferred account balances and Arch and its Affiliates shall have no further liability to the Company or any Covered Employee under Arch’s 401(k) Plan with respect to such transferred amounts. The Company’s 401(k) Plan shall comply with Code Section 411(d)(6) with respect to the account balances transferred to Company’s 401(k) Plan from Arch’s 401(k) Plan, and the Company and its Affiliates shall indemnify and hold Arch and its Affiliates harmless from and against any losses arising from any failure to comply with such Code provision. The Company’s 401(k) Plan shall comply with Code Section 411(d)(6).
     (v) The Company or one of its Affiliates shall make sufficient funds available to Arch or its designee to allow Arch or its designee to administer the Company’s flexible benefits plans in accordance with the terms of the Transition Services Agreement. Neither Arch nor any of its Affiliates shall be liable to make funds available to pay benefits claims under the Company’s flexible benefits plan. Failure of the Company or one of its Affiliates to make sufficient funds available to process claims under the Company’s flexible benefits plan shall be the sole liability of the Company.
     (vi) The Company or an Affiliate of the Company, shall as soon as reasonably possible following the Closing, adopt a plan substantially similar to the Ashland Coal, Inc. Long-Term Disability Plan to provide long-term disability benefits to the LTD Individuals who are currently receiving benefits under the Ashland Coal, Inc. Long-Term Disability Plan due to their former employment with Hobet Mining.
     (b) If any Arch Company is entitled to any payments, refunds or credits in connection with any claims of any Arch Company relating to the A.T. Massey Coal Company Case, and any such amounts are paid to the Company or any Arch Company, or the Company or any Arch Company receives any credit or refund in connection therewith following the Closing, the Company shall pay the amount of such payment, credit or refund to Arch within 10 business days of receipt thereof.
     (c) After the Closing, the Company shall pay or cause the Arch Companies to pay all liabilities of Arch or the Arch Companies with respect to the Arch Companies Plans Employees under the Federal Mine Safety and Health Act of 1977, as amended, and applicable Federal and state laws for claims for disability or death due to “black lung” or pneumoconiosis, whenever created.

     (d) Within 90 days following the Closing, the Company shall pay the Incentive Compensation Accrual to certain employees of the Arch Companies who were eligible under the annual incentive compensation plan of Arch prior to the Closing (a list of whom has been previously provided to the Company), determined in the Company’s discretion. In the event the Company does not pay all or any portion of the Incentive Compensation Accrual to such employees within such time, the Company shall pay to Arch any amount of the Incentive Compensation Accrual not paid to such employees and such amount shall be deemed to be an increase to the Purchase Price.
ARTICLE VII
Non-solicitation of Employees
          (a) The Company agrees that it will not, and none of its Affiliates will, either for its own account or in connection with or on behalf of any Person at any time from the Execution Date until the date that is six months after the Closing Date (the “Restricted Period”), directly or indirectly, either for itself or any other Person, (i) induce, solicit or entice or attempt to induce, solicit or entice any employee at such time of Arch or any of its Subsidiaries at such time to leave the employ thereof, or (ii) in any way interfere with the relationship between Arch or any of its Subsidiaries at such time and any of its employees at such time, it being understood that upon consummation of the sale contemplated in Article II, such restrictions are not applicable to the Arch Companies given that they will be Subsidiaries of the Company.
          (b) Arch agrees that it will not, and none of its Affiliates will, either for his or its own account or in connection with or on behalf of any Person during the Restricted Period, directly or indirectly, either for itself or any other Person, (i) induce, solicit or entice or attempt to induce, solicit or entice any employee at such time of the Company or its Subsidiaries at such time to leave the employ of thereof, or (ii) in any way interfere with the relationship between the Company or any of its Subsidiaries at such time and any of its employees at such time.
          (c) In the event of a breach of any covenant set forth in this Article VII of this Agreement, the term of such covenant will be extended by the period of the duration of such breach. If any provision contained in this Article shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Each party acknowledges that the other parties would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such other parties for any such breach. The parties agree that other parties shall be entitled to injunctive relief requiring specific performance by such party of this Section.

ARTICLE VIII
Arch Guarantees
     8.1 Arch Guarantees.
          (a) The Company agrees with Arch to use commercially reasonable efforts after the Closing Date to facilitate the release of Arch from its obligations under any guarantees (the “Arch Guarantees”) provided by it with respect to payments under (i) any of the coal mining leases held by any of the Arch Companies or any of the coal sales agreements set forth on Schedule 4.2.18(a)(x)(A), (ii) the Reclamation Bonds, and (iii) any of the bonds, letters of credit or guarantees set forth on Schedule 8.1(a) (the “Miscellaneous Bonds”). Arch agrees to cooperate fully with the Company in connection with the Company’s efforts to seek the releases described in this Section 8.1.
          (b) Notwithstanding the foregoing, if the Company fails to obtain the release of Arch from the guarantees related to the Reclamation Bonds by the date that is two years after the Closing Date, the Company will arrange for a letter of credit to be posted in favor of Arch in the amount of the portion of the Reclamation Bonds reflected as liabilities on Books and Records of the Company, which may be drawn upon in the event that Arch is required to make any payments in respect of such guarantees.
          (c) In the event the Company fails to obtain the release of Arch from any guarantees related to the Miscellaneous Bonds within 360 days following the Closing Date, the Company shall post an irrevocable letter of credit for the aggregate bond or guarantee amounts outstanding under the Miscellaneous Bonds; provided, however, if at any time, ArcLight Energy Partners Fund L, L.P. owns (beneficially or of record) less than five percent (5%) of the outstanding equity of the Company, calculated on a fully diluted basis, the Company shall be required to obtain the release of Arch from any such guarantees related to the Miscellaneous Bonds within 30 days of such date.
ARTICLE IX
Costs and Expenses
     9.1 Costs and Expenses.
               (a) The Company shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith in connection with the transactions contemplated by this Agreement and the Ancillary Documents. In addition, the Company shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred by the Company in connection with the satisfaction or waiver of any restriction pursuant to Section 11.1.
               (b) Each of the Parties shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, advisors and other representatives.

ARTICLE X
Further Assurances; Termination; Indemnification
     10.1 Further Assurances.
               (a) From time to time, as and when requested by any party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, such assignments, deeds, bills of sale, consents and other instruments as any Party or its counsel may reasonably request as necessary or desirable for such purpose.
               (b) Arch agrees to furnish to the Company, upon request, as promptly as practicable, such information and assistance relating to the Arch Equity Interests and the Underlying Assets (including, without limitation, access to Books and Records and employees thereof) as is reasonably necessary for the preparation of financial statements, the performance of any financial audits, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claim, suit or proceeding relating to any Tax and the defense of the Arch Companies Litigation or the prosecution or defense of any other litigation by or against any Person (other than any litigation by Arch or the Company against the other Party); provided, however, in any case, the Company agrees to furnish to Arch upon reasonable request copies of those Books and Records that were delivered by Arch to the Company in connection with the consummation of the transactions contemplated hereby. Each Party shall retain all Books and Records with respect to Taxes and the matters in dispute in the Arch Companies Litigation pertaining to the Arch Equity Interests and the Underlying Assets for a period of at least six years following the Closing Date. At the end of such period, each Party shall provide the other with at least ten days prior written notice before destroying any such Books and Records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such Books and Records. The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes or the Arch Companies Litigation involving the Arch Equity Interests, the Underlying Assets or the business thereof.
               (c) If at any time prior to the second anniversary of the Closing Date, a Person challenges (whether or not through a legal proceeding) the title of any of the Arch Companies to the real property purported to be owned, leased or subleased by it, Arch shall, as and when reasonably requested by the Company, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and Arch may reasonably deem necessary or desirable to defend the title of the relevant Arch Company thereto; provided that Arch shall not be required to expend any money in connection with compliance with this paragraph (c) to the extent that such expenditure does not exceed the threshold set forth in the proviso contained in Section 10.3(a).
     10.2 Termination
               (a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual agreement of the Company and Arch;
(ii) by either Arch or the Company if the Closing shall not have been consummated before January 1, 2006;
(iii) by the Company if an Arch Material Adverse Effect has occurred which has not been cured (if such Arch Material Adverse Effect is capable of being cured) by Arch on or before December 30, 2005;
(iv) by Arch if a Company Material Adverse Effect has occurred which has not been cured (if such Company Material Adverse Effect is capable of being cured) by the Company on or before December 30, 2005;
(v) by Arch, if Arch shall not have received an approval from its board of directors approving the terms of the transactions contemplated by this Agreement and the Ancillary Documents; or
(vi) by the Company if it shall not have received an approval from its board of directors approving the terms of the transactions contemplated by this Agreement and the Ancillary Documents.
The party desiring to terminate this Agreement pursuant to the clauses above shall give notice of such termination to the other party or parties.
10.3 Indemnification.
     (a) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies the Company and its Affiliates, directors, officers, employees and agents against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by the recipient of such indemnity or any of its Affiliates, directors, officers, employees and agents arising out of any breach of a representation or warranty (each such breach of a representation or warranty a “Warranty Breach”) by Arch or breach of covenant or agreement made or to be performed by Arch pursuant to this Agreement, but in the case of a breach of covenant except to the extent caused by the Company or any of its Affiliates (other than Arch and its Affiliates); provided that with respect to an indemnification by Arch for any Warranty Breach under any of Section 4.2 (A) Arch shall not be liable unless the aggregate amount of Damages with respect to any Warranty Breaches exceeds $7,500,000 (the “Basket”) and then for the full amount of such Damages and (B) Arch’s maximum liability for all such Warranty Breaches shall not exceed $75,000,000 (the “Cap”).
     (b) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies the Company and its Affiliates, directors, officers, employees and agents from and against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or in connection with all currently pending litigation or arbitration proceedings (including any existing orders or judgments related to completed proceedings) involving any Arch Company or any of the Assets and Properties, business or operations of any Arch Company (the “Arch Companies Litigation”), including without limitation, the litigation or arbitral proceedings set forth on Schedule 10.3(b). Arch shall assume the defense of the Arch Companies Litigation and the Parties shall make available to each other all relevant information in their possession relating to any Arch Companies Litigation, subject to protection of attorney client and attorney work product privileges, and shall cooperate in the defense thereof. In furtherance of Arch’s right to assume such defense, the Company shall cause each relevant Arch Company to issue a power-of-attorney in favor of Arch, in form and substance mutually acceptable to Arch and the Company.
     (c) Notwithstanding anything to the contrary in this Agreement, the Company hereby indemnifies Arch and its Affiliates, directors, officers, employees and agents, from and against, and agrees to reimburse Arch in respect of, (i) any and all payments made by it under the Arch Guarantees and (ii) any and all reasonable and customary costs and/or expenses paid or incurred by Arch in connection with the Reclamation Bonds and/or the Miscellaneous Bonds, including without limitation, the cost of maintenance of the Reclamation Bonds and/or the Miscellaneous Bonds.
     (d) Notwithstanding anything to the contrary in this Agreement, the Company hereby indemnifies and holds harmless Arch and its Affiliates, directors, officers, employees and agents from any and all Damages incurred or suffered by any of them arising from liabilities or obligations of the Arch Companies, except to the extent of any Damages arising out of any Warranty Breach by Arch or for which Arch would otherwise be obligated to indemnify the Company pursuant to this Section 10.3 or otherwise pay pursuant to any covenant contained in this Agreement.
     (e) Notwithstanding anything to the contrary in this Agreement, the Company hereby indemnifies and holds harmless Arch and its Affiliates, directors, officers, employees and agents from any and all Damages incurred or suffered by any of them arising out of, relating to or in connection with (i) the Arch Companies Plans, or (ii) any claims made by one or more of the LTD Individuals for benefits related to long term disability, except to the extent of any Damages arising out of any Warranty Breach by Arch or for which Arch would otherwise be obligated to indemnify the Company pursuant to this Section 10.3 or otherwise pay pursuant to any covenant contained in this Agreement.
     (f) Notwithstanding anything to the contrary in this Agreement, the Company hereby indemnifies Arch and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the recipient of such indemnity or any of its Affiliates arising out of any Warranty Breach by the Company or breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement; provided that with respect to indemnification by the Company for any Warranty Breaches under any of Section 4.1 (A) the Company shall not be liable unless the aggregate amount of Damages with respect to any Warranty Breach exceeds the Basket and then for the full amount of such Damages and (B) the Company’s maximum liability for all such Warranty Breaches shall not exceed the Cap.
     (g) Notwithstanding anything to the contrary in this Agreement, the Company hereby indemnifies and holds harmless Arch and its Affiliates, directors, officers, employees and agents (i) against any and all Losses under the Worker Adjustment and Retraining Notification Act, the continuation coverage requirements contained in Section 4980B(f) of the Internal Revenue Code of 1986 and Section 601 et seq. of ERISA or any similar laws relating to any Covered Employee arising out of or relating to this Agreement, and (ii) in respect of (A) any claims made against any of them with respect to a Retention Agreement or (B) a liability under the Coal Act Benefits with respect to which Arch has theretofore paid the Company in full pursuant to Section 6.2(g), in each case, except to the extent of any Damages arising out of any Warranty Breach by Arch or for which Arch would otherwise be obligated to indemnify the Company pursuant to this Section 10.3 or otherwise pay pursuant to any covenant contained in this Agreement.
     (h) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies and holds harmless the Company, its Affiliates, directors, officers, employees and agents from and against and agrees to hold each of them harmless from any and all liabilities of incurred or suffered by any of them for workers’ compensation benefits paid to the Benefits Covered Employees (“Workers’ Compensation Benefits”).
     (i) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies and holds harmless the Company, its Affiliates, directors, officers, employees and agents from and against any and all Damages incurred or suffered by any of them arising out of, relating to or in connection with the Arch Plans, except as expressly provided for herein.
     (j) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies and holds harmless the Company, its Affiliates, directors, officers, employees and agents from and against, any and all Damages incurred or suffered by any of them arising out of, relating to or in connection with the Company or one of the Arch Companies under any one or more of the Arch Companies Plans (i) as they relate to any person who is not an Arch Companies Plans Employee, or (ii) relating to long term disability obligations existing prior to the Effective Time other than any long term disability obligations owed to the LTD Individuals and being provided pursuant to Section 6.3(a)(vi).

     (k) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies and holds harmless the Company, its Affiliates, directors, officers, employees and agents from and against, any and all Damages incurred or suffered by any of them arising out of, relating to or in connection with (i) a judgment lien filed by David Anthony Warren in Boone County, West Virginia on January 3, 2000 with respect to a judgment amount equal to $854,722.59, and (ii) a state tax lien filed on October 16, 2000 by the State of West Virginia in the amount of $8,635.12.
     (l) Notwithstanding anything to the contrary in this Agreement, Arch hereby indemnifies and holds harmless the Company, its Affiliates, directors, officers, employees and agents from and against, any and all Damages incurred or suffered by any of them arising out of, relating to or in connection with Liabilities under the Arch Credit Agreement or any Liens securing the Liabilities under the Arch Credit Agreement.
     (m) The party seeking indemnification under this Section (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided that the failure to so notify shall not affect the obligations of the Indemnifying Party except to the extent such failure to notify actually prejudices the Indemnifying Party. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under this Section for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.
     (n) Except in the case of Fraud by a Party, the remedies provided in this Section 10.3 shall be the exclusive remedies of the Parties after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Except in the event of Fraud, no party may commence any suit, action or proceeding against any other party with respect to the subject matter of this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to enforce such Party’s rights under this Section 10.3, or equitable and specific performance remedies with respect to Article VII. As used herein, “Fraud” means knowing misrepresentation made with the intention of causing material harm to the other party. Any Party alleging Fraud shall bear the burden of proving the existence of Fraud.
     (o) Notwithstanding anything to the contrary in this Agreement, Arch shall not be liable to the Company or any of its Affiliates in any way with respect to License and/or the Land Management System.

     (p) For clarification purposes, the Basket and the Cap shall only apply to Sections 10.3(a) and 10.3(f), and to the extent that indemnity may be available under either Section 10.3(a) or 10.3(f) in addition to other provisions of Section 10.3, indemnification shall be made under such other provision.
     10.4 Survival.
               The representations and warranties, covenants and other agreements of the parties hereto (and the corresponding indemnities under Section 10.3) contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive (a) in the case of representations (and the corresponding indemnities under Section 10.3) until the date that is 12 months after the Closing Date and (b) in the case of covenants, indemnities and other agreements, indefinitely unless otherwise specified; provided that (i) each representation and warranty (and the corresponding indemnity) in Section 4.2.3, paragraphs (a), (b), (c) and (e) of Section 4.2.4, Section 4.2.14, Section 4.2.23 shall survive until the earlier of (A) expiration of the statute of limitations applicable to the matter covered thereby (giving effect to any waiver, mitigation or extension thereof) and (B) three years from the Closing Date, and (ii) each representation, warranty and covenant (and the corresponding indemnity) in Section 4.2.11 and Section 11.2 shall survive until the earlier of (A) expiration of the statute of limitations applicable to tax matters and (B) three years from the Closing Date. Notwithstanding the preceding sentence, any representation or warranty or covenant in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
ARTICLE XI
Miscellaneous
     11.1 Consents; Restriction on Assignment.
               Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Arch Equity Interest, any Underlying Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Arch Equity Interest or Underlying Asset or in any way adversely affect the rights of Arch and the Company thereunder. Arch will use its commercially reasonable efforts to obtain the consent of the other parties to any such Arch Equity Interest or Underlying Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Company, if required, as the Company may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Arch thereunder so that the Company would not in fact receive all such rights, Arch and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the Company which Arch would enforce for the benefit of the Company, with the Company assuming Arch’s obligations, any and all rights of Arch against a third party thereto. Arch will promptly pay to the Company when received all monies received by Arch under any Arch Equity Interest, Underlying Asset or any claim or right or any benefit arising thereunder. In such event, Arch and the Company shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to the Company and Arch, negotiate in good faith an adjustment in the consideration paid by the Company for the Arch Equity Interests.
     11.2 Tax Matters.
          (a) As between Arch and the Company, all real estate and personal property taxes relating to the assets of the Arch Companies (herein collectively referred to as the “Arch Taxes”) shall be borne by Arch for the period of time prior to the Closing Date and by the Company for the period of time from and after the Closing Date. The Company shall pay the Arch Taxes for the tax period that includes the Closing Date and shall submit to Arch proof of payment of such Arch Taxes within a reasonable time of such payment for reimbursement by Arch under the terms of such leases. Arch shall fully reimburse the Company for any unpaid amounts of the Arch Taxes relating to the period of time prior to the Closing Date.
          (b) The Company agrees that in the event any amounts are collected or received by any of the Arch Companies from and after the Closing with respect to any tax claims which related to a period ending on or prior to the Closing, including but not limited to those claims set forth in Schedule 11.2(b), filed by Arch relating to the Arch Companies, the Company as soon as practically possible shall pay over all such amounts to Arch (net of expenses). The Company agrees to permit Arch to control the prosecution of any such outstanding tax claims to which Arch or its Affiliates is entitled under this Section 11.2, and upon Arch’s reasonable request in writing, the Company will, or will cause its relevant Affiliates to, authorize by appropriate powers of attorney such Persons as Arch designates to represent such Affiliates with respect to such claims. Arch shall indemnify the Company for any costs or expenses it incurs that are directly related to, or arise out of, Arch’s prosecution of such outstanding tax claims
          (c) From and after the Closing Date, Arch shall be liable for, and shall indemnify the Company and each of its officers, directors, employees, stockholders, agents and representatives against and hold them harmless from:
(i)	all liability for Income Taxes (as a result of Treasury Regulation §1.1502-6(a) or similar provision under applicable foreign, state or local Law) for Taxes of Arch or any other corporation which is or has been a member of the affiliated group, within the meaning of section 1504 of the Code, of which Arch is the common parent; and

(ii)	all liability for reasonable legal fees and expenses for any item attributable to any item in clause (i) above.
          (d) The Company agrees that in the event (i) Arch is unable to fully deduct for federal and state income taxes VEBA Contributions and (ii) the Company receives a Tax Benefit (as defined below) with respect to such Arch VEBA Contributions then the Company shall pay the Tax Benefit attributable to such Arch VEBA Contribution to Arch (net of any reasonable expenses directly attributable thereto). For purposes of this Section the Tax Benefit shall equal the actual amount of any reduction in federal or state income taxes when and to the extent received as a result of any deduction to the Company under Sections 162 and 419 attributable to the Arch VEBA Contribution (a “Tax Benefit”). The Company shall advise Arch on an annual basis of the amount of Tax Benefit, if any, attributable to the Arch VEBA Contribution and provide a calculation of such Tax Benefit. In the event Arch disagrees with the calculation of such Tax Benefit the parties shall negotiate in good faith to determine such Tax Benefit and absent reaching agreement as to the amount of such Tax Benefit the parties shall jointly retain a mutually acceptable nationally recognized accounting firm to resolve the dispute. The costs, fees and expenses of the accounting firm shall be borne by the non-prevailing party.
11.3 Grant of License.
     (a) Subject to and effective upon (i) the Closing and (ii) the payment of $100,000 in immediately available funds by the Company to Arch, the Company and its Affiliates shall have a non-exclusive, perpetual, non-transferable, non-sub-licensable right to use the Land Management Software to process transactions for any properties owned or leased by the Company or any of its Affiliates (the “License”); provided, however, such License shall terminate immediately in the event of a Change in Control of the Company. For purposes of this Section 11.3 only, a “Change in Control” shall mean any one of the following: (i) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Company’s assets; or (ii) a Person becoming a beneficial owner of 30% or more of the outstanding voting securities of the Company by any one Person who is either (a) operational in the coal industry, or (b) not reasonably acceptable to Arch; provided, however, transfers to Affiliates of the Company which would otherwise result in a Change in Control under subsection (ii) above shall not be deemed to be a Change in Control.
     (b) ARCH IS GRANTING THE LICENSE ON AN “AS-IS, WHERE-IS” BASIS, AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND TO THE MAXIMUM EXTENT PERMITTED BY LAW HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY ARCH OR ANY OF ITS AFFILIATES, INCLUDING WITHOUT LIMITATION, ANY OF THE ARCH COMPANIES, THEIR AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE LICENSE OR THE LAND MANAGEMENT SYSTEM, NOTWITHSTANDING THE DELIVERY OF OR DISCLOSURE TO THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES

OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY ARCH OR ANY OF ITS AFFILIATES, OR ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS OR REPRESENTATIVES OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
               (c) Further, following the Closing, except as set forth in the Transition Services Agreement, Arch shall have no obligation to maintain, support, fix, update or enhance the data, source code and/or object code comprising the Land Management System or to provide any assistance to the Company or its Affiliates, including without limitation, the Arch Companies, relating to the use of the Land Management System.
     11.4 Assignment; Successors and Assigns.
               This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior consent of the other Party hereto. Any attempted assignment in violation of this Section 11.4 shall be null and void and of no effect. The Agreement shall be binding upon and inure to the benefit of the Parties signatory hereto and their respective successors and assigns.
     11.5 No Third Party Rights.
               This Agreement is for the sole and exclusive benefit of the Parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construe to give, to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.
     11.6 Counterparts.
               This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Any such counterpart may be delivered to a Party by facsimile.
     11.7 Governing Law.
               This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Arch Equity Interests or Underlying Assets are located, shall apply.
     11.8 Submission to Jurisdiction.
               Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for

the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.8. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11.9 Waiver of Jury Trial.
               EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
     11.10 Severability.
               If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     11.11 Amendment or Modification.
               This Agreement may be amended or modified from time to time only by the written agreement of the Parties hereto and affected thereby.

     11.12 Integration.
               This Agreement and the Ancillary Documents (and any schedules, exhibits or annexes thereto), contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.
     11.13 Notices.
               All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

(a)	in the case of Arch and the Arch Companies to:

Arch Coal, Inc.
One City Place Drive, Suite 300
St. Louis, MO 63141
Facsimile: (314) 994-2878
Attention: David Peugh

with copies to:

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, MO 63141
Facsimile: (314) 994-2878
Attention: Robert Jones

Bryan Cave LLP
One Metropolitan Square, Suite 3600
St. Louis, MO 63102
Facsimile: (314) 259-2020
Attention: Patricia Brandt

(b)	in the case of the Company:

Magnum Coal Company
106 Lockheed Drive
Beaver, WV 25813
Facsimile: (304) 255-9455

Attention: Paul H. Vining

with a copy to:

ArcLight Energy Partners Fund I, L.P.
200 Clarendon Street, 55th Floor
Boston, MA 02117
Facsimile: (617) 531-6300
Attention: Christine Miller, Esq.
               All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.
     11.14 No Consequential Damages.
               No Party hereunder shall be liable for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the Ancillary Documents or any act or omission or event occurring in connection therewith; and each Party hereto hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     11.15 Payments.
               All payments under this Agreement shall be made in immediately available funds, without deduction, setoff or counterclaim.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

Arch Coal, Inc.

By:	/s/ David B. Peugh
Name: David B. Peugh
Title: Vice President

Magnum Coal Company

By:	/s/ Paul H. Vining
Name: Paul Vining
Title: President and Chief Executive Officer